Exhibit 4.18

CERTAIN INFORMATION IDENTIFIED

BY BRACKETED ASTERISKS ([* * *])

HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE

IT IS BOTH NOT MATERIAL AND WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Research Collaboration Agreement

by and between

Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V.

a German non-profit research organization having its postal address at

Hofgartenstr. 8, 80539 München, Germany

represented for the purpose of this agreement by

Prof. Dr. Patrick Cramer, Managing Director at the

Max Planck Institute for Multidisciplinary Sciences in Göttingen, Germany

-hereinafter called “MPG”-

and

Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts

Universitätsmedizin Göttingen

a German university having its postal address at

Robert-Koch-Str. 40, 37075 Göttingen

-hereinafter called “UMG”-

and

BiondVax Pharmaceuticals Ltd.

an Israeli corporation having a principal place of business at

Jerusalem BioPark Building, 2nd Floor, Hadassah Ein Kerem Campus

Jerusalem, Israel

-hereinafter called “BiondVax”-

-MPG, UMG and BiondVax are hereinafter also individually called a “Party”,

and collectively called the “Parties”-

Recitals

0.1	MPG is a German non-profit scientific research organization. The Max Planck Institute for Multidisciplinary Sciences in Göttingen (the institute was named “Max Planck Institute for Biophysical Chemistry” until December 31, 2021, and is hereinafter referred to as “MPI-MS”) is a research institute of MPG, and is not a separate legal entity. At the MPI-MS, Prof. Dirk Görlich is a director and heads the department “Cellular Logistics” (the “Görlich Department”). The MPI-MS has its own alpaca herd used for its research activities.

0.2	UMG is one of the largest University hospitals in Germany and also a Medical Faculty of the Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts, and therefore a public teaching and research organization. At UMG, Prof. Matthias Dobbelstein heads the Institute of Molecular Oncology, and heads a research group within such institute (such research group, the “Dobbelstein Department”). The UMG has a S3 laboratory which is available for the Dobbelstein Department for its research activities.

0.3	The Görlich Department has, with support of the Dobbelstein Department, developed the General Nanobody Technology (as later defined herein) for the generation and initial validation and characterization of Nanobodies (as later defined herein).

0.4	By using the General Nanobody Technology, scientists of the Görlich Department have generated certain Nanobodies against the SARS-CoV-2 corona virus, and scientists of the Dobbelstein Department have validated such Nanobodies, thereby showing the general feasibility of the General Nanobody Technology for generating new Nanobodies which bind selectively and potently on specific molecular targets.

0.5	Max-Planck-Innovation GmbH, München, Germany (“MI”) is a 100% subsidiary of MPG, and acts as MPG’s technology transfer agency. MI is authorized by MPG to sign commercialization agreements concerning intellectual property owned and controlled by MPG in MI’s own name for the account of MPG. UMG, through involving MBM Science Bridge GmbH (“MBM”), its technology transfer organization, will commercialize intellectual property owned and controlled by UMG in UMG’s own name.

0.6	BiondVax is a NASDAQ-listed biopharmaceutical company that is currently seeking for business opportunities in the field of recombinant protein-based vaccines and antibodies, particularly Nanobodies, for medicinal use in prevention and treatment of various diseases.

0.7	The Parties intend to collaborate jointly on the generation and initial validation and characterization of new Nanobodies against various molecular targets listed in Appendix 0.7 (the “Target List”, which might be amended in accordance with this RCA, and each molecular target on the Target List (as might be amended) hereinafter a “Target”). The research activities relating to a specific Target pursued in said joint collaboration will form a respective Subproject (as further defined hereinafter), and all Subprojects together will form the Collaboration Project (as further defined hereinafter).

0.8	In light of the negotiations after conclusion of the term sheet between the Parties dated October 19, 2021, the Görlich Department (and/or the Dobbelstein Department, as applicable) have, before signing of this RCA, already started the generation of Nanobodies against some of the Targets (that were already contained in the target list attached to such term sheet). During the negotiations of this RCA, the Parties agreed that Nanobodies (and related Know-how) already generated by the Görlich Department (and/or the Dobbelstein Department, as applicable) through these works before signing of this RCA will be included in this RCA.

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0.9	In consideration of its collaborative efforts and the funding provided by BiondVax to MPG/MPI-MS and UMG in connection with the Collaboration Project, BiondVax shall, during the term of this RCA, enjoy exclusivity with respect to the research collaboration for Nanobodies against the Targets, and shall be granted on a Subproject-by-Subproject basis, an exclusive option to take a royalty-bearing, worldwide, sublicensable, transferable license, which shall be exclusive under the respective Target-specific Nanobody Technology, and non-exclusive, but exclusive with respect to the relevant Target pursued in the relevant Subproject, under the respective Enabling Nanobody Technology, according to the terms and conditions agreed herein and as set forth in the Sample License Agreement (as further defined herein).

Now, therefore, the Parties agree as follows:

1. DEFINITIONS

1.1	“Affiliates”

shall mean any legal entity (including, without limitation, a corporation, partnership, or limited liability company) that controls, is controlled by, or is under common control with, a Party. For the purpose of this definition, the term “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the voting securities of a legal entity, or (ii) a greater than fifty percent (50%) interest in the net assets or profits of a legal entity, or (iii) possession, directly or indirectly, of the power to elect or direct the management of a legal entity.

1.2	“Background Technology MPG/UMG”

shall mean any Patent Rights and/or Know-how in the field of Nanobodies that

(a)	has been generated by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) prior to the Effective Date, and

(b)	is Controlled by MPG and/or by UMG, and

(c)	is necessary or useful to perform the Collaboration Project.

The Background Technology MPG/UMG at the Effective Date consists of the General Nanobody Technology, and also includes Intellectual Property Rights Controlled by MPG and/or UMG generated as Enabling Nanobody Technology (as defined herein) under the Accompanying Research Collaboration Agreement between the Parties with effective date December 21, 2021 and/or included as Enabling Nanobody Technology (as defined herein) in the license agreement between BiondVax and MI regarding SARS-CoV-2 with effective date December 21, 2021.

1.3	“Background Technology BiondVax”

shall mean any Patent Rights and/or Know-how that

(a)	has been generated by or on behalf of BiondVax (and/or its Affiliates) prior to the Effective Date, and

(b)	is Controlled by BiondVax (and/or its Affiliates), and

(c)	is necessary or useful to perform the Collaboration Project.

The Background Technology BiondVax at the Effective Date is described or listed in Appendix 1.3.

1.4	“Background Technology”

shall mean collectively the Background Technology MPG/UMG and the Background Technology BiondVax.

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1.5	“Collaboration Compounds”

shall mean any Nanobodies (e.g. as monomers or any other construct such as dimers, trimers etc., including any complementarity-determining regions, fragments, derivatives, modifications, complexes, or conjugates thereof) that

(a)	selectively bind to a Target, and

(b)	are generated in the course of this RCA by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable), and are Controlled by MPG (and/or UMG, as applicable)

For clarity, the Collaboration Compounds are part of the Collaboration Know-how, to the extent the Collaboration Compounds are not yet disclosed in any Collaboration Patent Rights.

For the avoidance of doubt, the term “in the course of the RCA” under (b) above shall include also those compounds fulfilling the requirement under (a) for which the activities for their generation have been already started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated October 19, 2021, or after the exercise of the Option through supporting research activities as set forth in the RCA.

1.6	“Collaboration Know-how”

shall mean collectively the Sole MPG/UMG Collaboration Know-how, the Joint Collaboration Know-how and the Sole BiondVax Collaboration Know-how. For clarity, Collaboration Know-how includes Collaboration Compounds, and excludes Background Technology and Sideground Technology.

1.7	“Collaboration Patent Rights”

shall mean collectively the Sole MPG/UMG Collaboration Patent Rights, the Joint Collaboration Patent Rights and the Sole BiondVax Collaboration Patent Rights. For clarity, Collaboration Patent Rights shall exclude Background Technology and Sideground Technology.

1.8	“Collaboration Project”

shall mean the research activities to be performed by or on behalf of the Görlich Department and/or the Dobbelstein Department and/or BiondVax (or its Affiliates), as the case may be, with respect to the generation and initial validation and characterization of new Nanobodies against the Targets on the Target List (as might be amended in accordance with this RCA) targeted for use in medicinal or diagnostic products for therapy and/or prevention (including companion diagnostics for such medicinal products) and/or diagnosis of various diseases in humans in the course of this RCA. For each Target, the Collaboration Project will from the Effective Date encompass a respective individual Subproject, and the general activities to be conducted and deliverables to be provided in each Subproject are set forth in the Project Plan (which might be amended on a Subproject-by-Subproject basis in accordance with this RCA).

1.9	“Collaboration Technology”

shall mean collectively the Collaboration Know-how and the Collaboration Patent Rights.

1.10	“Commencement Date”

shall mean the day after the Effective Date on which the research activities with respect to the first Subproject actually start and which the Parties aim to take place no later than [***] after the Effective Date. The Commencement Date will be agreed upon by the Parties and documented by the JSC.

1.11	“Complete Invention Disclosure”

shall have the meaning ascribed to it in Section 8.4.1.

1.12	“Compound Acceptance Criteria”

shall mean the properties and objectives to be fulfilled by the Collaboration Compounds generated and researched in the course of any individual Subproject according to the criteria list in Appendix 1.12, which may be further defined mutually by the Parties in accordance with this RCA for each Target pursued in the relevant Subproject.

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1.13	“Confidential Information”

(a)	shall mean any information which is of a confidential and/or proprietary nature and not readily available to a Third Party (including, without limitation, information in relation to the business of a Party to which this RCA relates, and information in relation to Intellectual Property Rights Controlled by a Party), which is disclosed by a Party (the “Disclosing Party”) to another Party (the “Receiving Party”) under or in connection with this RCA.

(b)	Confidential Information specifically excludes any information that the Receiving Party can prove by adequate proof (i) was known by the Receiving Party prior to the receipt of Confidential Information of the Disclosing Party (for the avoidance of doubt, any previous disclosure of Confidential Information by or on behalf of the Disclosing Party to the Receiving Party under any other research collaboration between the Parties shall not result in this exemption), (ii) was disclosed to the Receiving Party by a Third Party having the right to do so, (iii) was, or subsequently became, part of the public domain through no fault of the Receiving Party, or (iv) was subsequently and independently developed by or on behalf of the Receiving Party without having had access to, or making use of, the Disclosing Party’s Confidential Information.

(c)	For the avoidance of doubt, the Background Technology MPG/UMG not yet disclosed shall constitute Confidential Information of MPG and/or UMG; Background Technology BiondVax not yet disclosed shall constitute Confidential Information of BiondVax; the Sole MPG/UMG Collaboration Technology shall constitute Confidential Information of MPG and/or UMG; the Joint Collaboration Technology shall constitute Confidential Information of MPG/UMG and BiondVax, and the Sole BiondVax Collaboration Technology shall constitute Confidential Information of BiondVax.

1.14	“Control” or “Controlled”

shall mean, with respect to any Intellectual Property Right, the legal authority or right of a Party (whether by full and unrestricted ownership, or by license other than pursuant to this RCA) to grant a license or sublicense under such Intellectual Property Right, without violating the rights of, or breaching the terms of any agreement or other arrangement with, any Third Party existing at the time such Party would be required hereunder to grant such license or sublicense.

1.15	“Disclosing Party”

shall have the meaning ascribed to it in Section 1.13(a).

1.16	“Dispute”

shall have the meaning ascribed to it in Section 11.1.

1.17	“Dobbelstein Department”

shall have the meaning ascribed to it in Recitals 0.2.

1.18	“Effective Date”

shall mean the date when this RCA comes into force and effect, which shall be March 21, 2022.

1.19	“Enabling Nanobody Know-how”

shall mean any Know-how in the field of Nanobodies that

(a)	is not directly relating to the Collaboration Compounds generated in the relevant Subproject,

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(b)	has been created before the Effective Date of this RCA, or will be created during the Term of this RCA, by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be),

(c)	is necessary for the use of Collaboration Compounds generated in the relevant Subproject in the development or commercialization of medicinal or diagnostic products for the therapy and/or prevention and/or diagnosis of various diseases in humans, and

(d)	is Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

The Enabling Nanobody Know-how will be identified and described for each relevant Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

It is the common understanding of the Parties that “directly relating” as used under (a) means any item of the Know-how which relates to the composition of matter of the Collaboration Compounds, or the use of the Collaboration Compounds in relation to the relevant Target pursued in the relevant Subproject, or otherwise addresses properties of the Collaboration Compounds specific for said Target (e.g. complementary-binding regions). An item of Know-how which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the relevant Target pursued in the relevant Subproject, and/or the generation, manufacture and use of such Nanobodies outside the field of prevention or therapy or diagnosis of human diseases related to the relevant Target pursued in the relevant Subproject, shall be regarded to “not directly relating to the Collaboration Compounds” in the meaning of (a).

1.20	Enabling Nanobody Patent Rights

shall mean any Patent Rights in the field of Nanobodies that

(a)	are claiming inventions that (i) do not directly relate to the Collaboration Compounds generated in the relevant Subproject, and (ii) have been created before the Effective Date of this RCA, or will be created during the Term of this RCA, by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be),

(b)	are necessary for the use of Collaboration Compounds generated in the relevant Subproject in the development or commercialization of medicinal or diagnostic products for the therapy and/or prevention and/or diagnosis of various diseases in humans, and

(c)	are Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

The Enabling Nanobody Patent Rights will be listed for each relevant Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

It is the common understanding of the Parties that “directly relating” as used under (a) means any item protected under any patent claim of the relevant Patent Right which relates to the composition of matter of the Collaboration Compounds, or the use of the Collaboration Compounds in relation to the relevant Target pursued in the relevant Subproject, or otherwise addresses properties of the Collaboration Compounds specific for said Target (e.g. complementary-binding regions). An item covered by any patent claim of the relevant Patent Right which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the Target, and/or the generation, manufacture and use of such Nanobodies outside the field of prevention or therapy or diagnosis of human diseases related to the relevant Target pursued in the relevant Subproject, shall be regarded to “not directly relating to the Collaboration Compounds” in the meaning of (a).

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1.21	“Enabling Nanobody Technology”

shall mean, with respect to each relevant Subproject, collectively the Enabling Nanobody Know-how and the Enabling Nanobody Patent Rights.

1.22	“General Nanobody Technology”

shall mean all Patent Rights and Know-how that are Controlled by MPG and/or UMG that are necessary or useful for creating and researching any Nanobodies against various molecular targets. General Nanobody Technology shall include, without limitation, (i) the immunization of the alpacas, the generation of immune libraries, the phage display selection and purification of Nanobodies (each performed by the Görlich Department), and (ii) the development of cell-based assays for the testing and screening of Nanobodies for their initial validation and characterization (each performed by the Dobbelstein Department). For the avoidance of doubt, it shall not be excluded per se that any item of General Nanobody Technology might be qualified mutually by the Parties in accordance with this RCA as Enabling Nanobody Technology with respect to a Subproject.

1.23	“Görlich Department”

shall have the meaning ascribed to it in Recitals 0.1.

1.24	“Intellectual Property Rights”

shall mean all rights with respect to (i) Patent Rights, (ii) trademarks (all registrations and applications therefor), (iii) all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding to the foregoing throughout the world; (iv) utility models, design rights, and (v) Know-how.

1.25	“Intended Publication”

shall have the meaning ascribed to it in Section 7.1.

1.26	“Joint Collaboration Know-how”

shall mean any Know-how that

(a)	is generated in the course of this RCA jointly (i) by or on behalf of the Görlich Department and/or the Dobbelstein Department, and (ii) by or on behalf of BiondVax (or its Affiliates), and

(b)	is Controlled jointly by (i) MPG and/or UMG, and (ii) BiondVax (or its Affiliates).

The Joint Collaboration Know-how will be identified and described for each Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

For clarity, Joint Collaboration Know-how excludes Background Technology, Sideground Technology, Sole BiondVax Collaboration Know-how and Sole MPG/UMG Collaboration Know-how. For the avoidance of doubt, the term “in the course of the RCA” under (a) above shall include also Know-how fulfilling also the requirement under (b) for which the activities for its generation has been already started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) and/or BiondVax before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated October19, 2021, or after the exercise of the Option through supporting research activities as set forth in the RCA.

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1.27	“Joint Collaboration Patent Rights”

shall mean any Patent Rights that

(a)	are claiming inventions that have been created in the course of this RCA jointly (i) by or on behalf of the Görlich Department and/or the Dobbelstein Department, and (ii) by or on behalf of BiondVax (or its Affiliates), and

(b)	are Controlled jointly by (i) MPG and/or UMG, and (ii) BiondVax (or its Affiliates).

The Joint Collaboration Patent Rights will be listed for each Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

For clarity, Joint Collaboration Patent Rights shall exclude Background Technology, Sideground Technology, Sole BiondVax Collaboration Patent Rights and Sole MPG/UMG Collaboration Patent Rights. For the avoidance of doubt, the term “in the course of the RCA” under (a) above shall include also inventions fulfilling also the requirement under (b) for which the activities for their generation has been already started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) and/or BiondVax before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated October 19, 2021, or after the exercise of the Option through supporting research activities as set forth in the RCA.

1.28	“Joint Collaboration Technology”

shall mean collectively the Joint Collaboration Know-how and the Joint Collaboration Patent Rights.

1.29	“Joint Steering Committee” or “JSC”

shall have the meaning as ascribed to them in Section 3.1.

1.30	“Know-how”

shall mean collectively

(a)	any scientific or technical information, results, data, experience and knowledge of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation discoveries, inventions not yet patented, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, biological, chemical and other materials (including, without limitation, targets, hits and leads), reagents, specifications, formulations, formulae, data (including pharmacological, biological, chemical, medicinal chemistry, structural, toxicological and clinical information) analytical, quality control, and stability data, studies and procedures and development information, results and data not patentable, all to the extent not claimed or disclosed in a Patent Right, and

(b)	that is secret (i.e., not generally known or easily accessible), substantial (i.e., significant and/or necessary for the development and/or commercialization of compounds or products) and identified (i.e., described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfills the criteria of secrecy and substantiality).

For clarity, if clause (b) is no longer satisfied because any of the items in clause (a) are no longer secret due to a breach of the confidentiality and/or publication provisions of this RCA by any Party, then such items in clause (a) shall no longer be classified as Know-how, notwithstanding any potential legal (damages) claims and rights the non-breaching Party might have against the breaching Party based on any breach of contractual and/or statutory obligation of confidentiality.

1.31	“Material”

shall mean collectively (i) the Collaboration Compounds, and (ii) any other biological or chemical materials or other reagents, including related documentation, that is provided by a Party to another Party in the course of this RCA.

1.32	“Nanobodies”

shall mean VHH antibodies (i.e. the single domain variable region of the heavy chain of camelid-derived antibodies).

1.33	“Nomination Of Pre-clinical Development Candidate”

shall mean the decision of BiondVax or its Affiliates to nominate a Collaboration Compound as a candidate for toxicological pre-clinical studies in animals (also commonly referred to as “GLP TOX studies”) as required by competent Regulatory Authorities as pre-requisite for submission of an IND for such Collaboration Compound.

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1.34	“Option”

shall have the meaning ascribed to it in Section 9.1.

1.35	“Patent Rights”

shall mean collectively

(a)	any national, regional and international patent application(s) filed in any jurisdiction of the world, including provisional patent applications, having a specific priority date and directed to a specific inventive subject matter, and the resulting issued patents,

(b)	any subsequent patent application(s) in any jurisdiction claiming the same priority date and directed to the same inventive subject matter as the patent application(s) described in (a) above, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent application(s) described in (a) above, and the resulting issued patents, and

(c)	any patents resulting from reissues, re-examinations, or patent term extensions (including supplemental protection certificates) (and their relevant international equivalents) of the patents and patent application(s) described in (a) and (b) above.

1.36	“Project Plan”

shall mean the scientific and technical description of the research activities to be conducted by the Parties in performance of any Subproject in the course of the Collaboration Project. The general activities to be conducted and deliverables to be provided in each Subproject of the Collaboration Project are set forth Appendix 1.36. This general Project Plan will be refined and adapted for each individual Subproject in accordance with this RCA in order to determine inter alia, but not limited to, the individual work packages assigned to the respective Party, time frames and deadlines, responsibilities, deliverables, milestones, goals and the like specific for the relevant Subproject. In case of any discrepancies between the Project Plan as refined and adapted for each individual Subproject from time to time and any other provision of this RCA, this RCA shall prevail unless this is explicitly agreed otherwise by the Parties in accordance with this RCA.

1.37	“RCA”

shall mean this research collaboration agreement between MPG (acting through the Görlich Department at MPI-MS), UMG (acting through the Dobbelstein Department) and BiondVax (acting through its Affiliates, as the case may be), including all of its appendices. In case of any discrepancies between the main text of this RCA and its appendices, the main text shall prevail.

1.38	“Receiving Party”

shall have the meaning ascribed to it in Section 1.13(a).

1.39	“Regulatory Authority”

shall mean any local, state, federal, national, supranational or international regulatory agency, department, bureau or other governmental entity with authority over the clinical testing, manufacture, marketing, use, and/or sale of a medicinal product in a country, including, without limitation, the FDA and the EMA.

1.40	“Sample License Agreement”

shall mean the sample license agreement attached to this RCA as Appendix 1.40, that contains the pre-agreed terms and conditions of a license for the Target-specific Nanobody Technology and Enabling Nanobody Technology of a relevant Subproject in the event BiondVax exercises its Option for the relevant Subproject.

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1.41	“Sideground Technology BiondVax”

shall mean any Patent Rights and/or Know-how in the field of Nanobodies that

(a)	will be generated by or on behalf of BiondVax or its Affiliates after the Effective Date during the Term of this RCA but outside of the Collaboration Project,

(b)	is Controlled by BiondVax or its Affiliates, and

(c)	is necessary to perform the Collaboration Project.

1.42	“Sideground Technology MPG/UMG”

shall mean any Patent Rights and/or Know-how in the field of Nanobodies that

(a)	will be generated by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) after the Effective Date during the Term of this RCA but outside of the Collaboration Project,

(b)	is Controlled by MPG and/or by UMG, and

(c)	is necessary to perform the Collaboration Project.

1.43	“Sideground Technology”

shall mean collectively the Sideground Technology MPG/UMG and the Sideground Technology BiondVax.

1.44	“Sole BiondVax Collaboration Know-how”

shall mean any Know-how that is (i) generated in the course of this RCA solely by or on behalf of BiondVax or its Affiliates, and (ii) Controlled solely by BiondVax or its Affiliates. The Sole BiondVax Collaboration Know-how will be identified and described for each Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

For clarity, Sole BiondVax Collaboration Know-how excludes Background Technology, Sideground Technology, Joint Collaboration Know-how and Sole MPG/UMG Collaboration Know-how.

1.45	“Sole BiondVax Collaboration Patent Rights”

shall mean any Patent Rights that (i) claim inventions made in the course of this RCA solely by or on behalf of BiondVax or its Affiliates, and (ii) are Controlled solely by BiondVax or its Affiliates.

The Sole BiondVax Collaboration Patent Rights will be listed for each Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

For clarity, Sole BiondVax Collaboration Patent Rights shall exclude Background Technology, Sideground Technology, Joint Collaboration Patent Rights and Sole MPG/UMG Collaboration Patent Rights.

1.46	“Sole BiondVax Collaboration Technology”

shall mean collectively the Sole BiondVax Collaboration Know-how and the Sole BiondVax Collaboration Patent Rights.

1.47	“Sole MPG/UMG Collaboration Know-how”

shall mean any Know-how that (i) is generated in the course of this RCA solely by or on behalf of the Görlich Department and/or the Dobbelstein Department, and (ii) is Controlled solely by MPG and/or UMG.

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The Sole MPG/UMG Collaboration Know-how will be identified and described for each Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

For clarity, the Sole MPG/UMG Collaboration Know-how excludes Background Technology, Sideground Technology, Joint Collaboration Know-how and Sole BiondVax Collaboration Know-how. For the avoidance of doubt, the term “in the course of the RCA” under (i) above shall include also Know-how for which the activities for its generation has been already started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated October 19, 2021, or after the exercise of the Option through supporting research activities as set forth in the RCA.

1.48	“Sole MPG/UMG Collaboration Patent Rights”

shall mean any Patent Rights that (i) are claiming inventions that have been created in the course of this RCA solely by or on behalf of the Görlich Department and/or the Dobbelstein Department, and (ii) are Controlled solely by MPG and/or UMG.

The Sole MPG/UMG Collaboration Patent Rights will be listed for each Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

For clarity, Sole MPG/UMG Collaboration Patent Rights shall exclude Background Technology, Sideground Technology, Joint Collaboration Patent Rights and Sole BiondVax Collaboration Patent Rights. For the avoidance of doubt, the term “in the course of the RCA” under (i) above shall include also inventions for which the activities for their generation has been already started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated October 19, , or after the exercise of the Option through supporting research activities as set forth in the RCA.

1.49	“Sole MPG/UMG Collaboration Technology”

shall mean collectively the Sole MPG/UMG Collaboration Know-how and the Sole MPG/UMG Collaboration Patent Rights.

1.50	“Subcontractors”

shall mean any Third Party contractor that is involved by a Party in the performance of the Collaboration Project, and that will perform certain work packages and/or activities on behalf of such Party, as set forth in Section 4.2.

1.51	“Subproject”

shall mean all research activities conducted with respect to the generation and initial validation and characterization of Nanobodies against 1 (one) Target of the Target List (as may be amended in accordance with this RCA). The Parties will in accordance with this RCA on an on-going basis refine and adapt the general Project Plan with respect to the specific requirements of each individual Subproject, in order to determine inter alia, but not limited to, the individual work packages assigned to the respective Party, time frames and deadlines, responsibilities, deliverables, milestones, goals and the like specifics for the relevant Subproject.

1.52	“Subproject Technology Compilation Document”

shall have the meaning as ascribed to it in Section 2.10.4.

1.53	“Target”

shall have the meaning as ascribed to it in Recitals 0.7.

1.54	“Target-specific Nanobody Know-how”

shall mean any Know-how that

(a)	is directly relating to the Collaboration Compounds generated in the relevant Subproject,

(b)	is created in the course of this RCA by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be), and

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(c)	is Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

For clarity, the term “Target-specific Nanobody Know-how” includes the Collaboration Compounds generated in the relevant Subproject, to the extent the Collaboration Compounds are not yet disclosed in any Target-specific Nanobody Patent Rights at the relevant point in time. For the avoidance of doubt, the term “in the course of the RCA” under (b) above shall include also Know-how fulfilling the requirements under (a) for which the activities for its generation has been already started by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be) before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated October 19, 2021, or after the exercise of the Option through supporting research activities as set forth in the RCA.

The Target-specific Nanobody Know-how will be identified and described for each Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

It is the common understanding of the Parties that “directly relating” as used under (a) means any item of the Know-how which relates to the composition of matter of the Collaboration Compounds, or the use of the Collaboration Compounds in relation to the relevant Target pursued in the relevant Subproject, or otherwise addresses properties of Collaboration Compounds specific for said Target (e.g. complementary-binding regions). An item of Know-how which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the relevant Target pursued in the relevant Subproject, and/or the generation, manufacture and use of such Nanobodies outside the field of prevention or therapy or diagnosis of human diseases related to the relevant Target pursued in the relevant Subproject, shall be regarded to “not directly relating to the Collaboration Compounds” in the meaning of (a).

1.55	“Target-specific Nanobody Patent Rights”

shall mean any Patent Rights that

(a)	are claiming inventions that (i) directly relate to the Collaboration Compounds generated in the relevant Subproject, and (ii) are created in the course of this RCA by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) (either solely, or jointly with and by or on behalf of BiondVax or its Affiliates, as the case may be), and

(b)	are Controlled by MPG (and/or UMG, as applicable) (either solely, or jointly with BiondVax or its Affiliates, as the case may be).

For the avoidance of doubt, the term “in the course of the RCA” under (a) (ii) above shall include also inventions fulfilling the requirements under (a) (i) for which the activities for their generation has been already started by or on behalf of the Görlich Department (and/or the Dobbelstein Department (either solely, or jointly with BiondVax or its Affiliates, as the case may be), as applicable) before signing of the RCA in light of the negotiations after conclusion of the term sheet between the Parties dated October 19, 2021, or after the exercise of the Option through supporting research activities as set forth in the RCA.

The Target-specific Nanobody Patent Rights will be listed for each Subproject in a Subproject Technology Compilation Document in accordance with Section 2.10.

It is the common understanding of the Parties that “directly relating” as used under (a) means any item protected under a patent claim of the relevant Patent Right which relates to the composition of matter of the Collaboration Compounds, or the use of the Collaboration Compounds in relation to the relevant Target pursued in the relevant Subproject, or otherwise addresses properties of the Collaboration Compounds specific for said Target (e.g. complementary-binding regions). An item covered by a patent claim of the relevant Patent Right which is reasonably to be expected to also address properties of Nanobodies (e.g. backbone structure) that are designed to bind to targets other than the relevant Target pursued in the relevant Subproject, and/or the generation, manufacture and use of such Nanobodies outside the field of prevention or therapy or diagnosis of human diseases related to the relevant Target pursued in the relevant Subproject, shall be regarded to “not directly relating to the Collaboration Compounds” in the meaning of (a).

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1.56	“Target-specific Nanobody Technology”

shall mean collectively the Target-specific Nanobody Know-how and the Target-specific Nanobody Patent Rights.

1.57	“Term”

shall have the meaning ascribed to it in Section 12.1.

1.58	“Third Party”

shall mean any person or entity other than MPG, MI, UMG and BiondVax, and their respective Affiliates.

2. OBJECTIVES AND SCOPE OF THE COLLABORATION PROJECT

2.1	General Principles of the Collaboration Project. The Parties work jointly together to advance the Collaboration Project for each Subproject, and to perform research with the goal to generate and initially validate and characterize new Nanobodies against the Targets on the Target List (as might be amended in accordance with this RCA), in order to create Collaboration Compounds targeted for use in medicinal and/or diagnostic products for therapy and/or prevention and/or diagnosis of various diseases in humans. For each Target, the Collaboration Project will encompass an individual Subproject and the general activities to be conducted in each Subproject are set forth in the general Project Plan attached to this RCA as Appendix 1.36 (as might be amended in accordance with this RCA). BiondVax will fund the respective research work of the Görlich Department and the Dobbelstein Department. BiondVax acknowledges that (i) neither MPG/MPI-MS nor UMG is allowed to perform contract research for or on behalf of a company, (ii) MPG/MPI-MS and UMG always need to pursue their own scientific interests when collaborating with a company. The Parties further have the common understanding that (iii) the Parties will use reasonable efforts to perform their respective work packages, but are not obliged to achieve the intended specific goals set forth in the Project Plan for each individual Subproject, particularly MPG/MPI-MS and UMG do not warrant to deliver certain Nanobodies against the relevant Target pursued in any Subproject, (iv) the joint research of the Parties is subject to a performance risk, and (v) the responsibility for a successful pre-clinical and clinical development and commercialization of pharmaceutical products lies solely with BiondVax as licensee under the relevant license agreement, if BiondVax exercises the Option for the respective Target-specific Nanobody Technology and Enabling Nanobody Technology of a specific Subproject.

2.2	Scope of Subprojects. The scope of each individual Subproject pursued in the Collaboration Project is defined by the Project Plan for the relevant Subproject. The Parties will in accordance with this RCA refine and adapt on an on-going basis the general Project Plan attached to this RCA as Appendix 1.36 for each individual Subproject in order to determine inter alia, but not limited to, the individual work packages assigned to the respective Party, time frames and deadlines, responsibilities, deliverables, milestones, goals and the like specific for the relevant Subproject in accordance with Section 3.2 until the relevant Subproject is completed or terminated.

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2.3	Contributions to the Subprojects. The Parties agree to perform their respective research work diligently by state-of-the art research, in due time and by applying quality criteria and quality control in accordance with applicable standards. The research activities of MPG/MPI-MS will be conducted by or on behalf of the Görlich Department and the research activities of UMG will be conducted by or on behalf of the Dobbelstein Department. The Parties understand that the research activities of the Görlich Department and Dobbelstein Department are based on the General Nanobody Technology. It is the Parties’ further current understanding that the research activities in the Collaboration Project will be conducted initially solely by the Görlich Department and Dobbelstein Department, and that the Görlich Department will, as a first step, attempt to simultaneously generate Nanobodies for all Targets included in the Target List. BiondVax will support these research activities with its Know-how regarding conduct of pharmaceutical research and development programs and requirements for successful pre-clinical and clinical development for pharmaceutical product commercialization, including BiondVax’s state-of-the art documentation common and required in the pharmaceutical industry. The Parties may also discuss to reduce their joint research activities to 1 (one) Subproject for a specific period of the time during the conduct of the Collaboration Project if there are reasons to concentrate available resources.

2.4	Compound Acceptance Criteria. The Parties will jointly conduct the research work in each individual Subproject, and the Parties will use reasonable efforts to achieve the Compound Acceptance Criteria applicable for the relevant Subproject. The list of Compound Acceptance Criteria set forth in Appendix 1.12 may be further defined for each Target pursued in the relevant Subproject mutually by the Parties in accordance with this RCA.

2.5	Completion or Termination of Subprojects.

2.5.1	A Subproject will be completed (without any further action, e.g. a completion letter, required) upon the decision of the JSC that the Compound Acceptance Criteria applicable for the relevant Subproject have been achieved.

2.5.2	A Subproject will be terminated (without any further action, e.g. a termination letter, required) if:

2.5.2.1	the JSC decides to abandon a Subproject (i) because it has failed to achieve the Compound Acceptance Criteria applicable for the relevant Subproject within the agreed timelines (as may be extended from time to time in accordance with this RCA) or for other important reasons, or (ii) upon request of BiondVax, or

2.5.2.2	BiondVax exercises its Option for a Subproject prior to achieving the Compound Acceptance Criteria applicable for the relevant Subproject, or

2.5.2.3	Prof. Görlich and Prof. Dobbelstein recommend in writing to discontinue a Subproject prior to achieving the Compound Acceptance Criteria applicable for the relevant Subproject based on their written statement that the goals and/or objectives of the relevant Subproject cannot be achieved based on a reasonably detailed scientific and/or technical reasoning, but BiondVax disagrees and wishes to continue such Subproject on its own, or

2.5.2.4	this RCA expires or is terminated and the JSC has not made a decision that a Subproject has achieved the Compound Acceptance Criteria applicable for the relevant Subproject until expiry or termination of this RCA (without prejudice to BiondVax’s right to exercise its Option for any such Subproject at any time in accordance with Section 9).

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2.5.3	In any case of completion or termination of a Subproject, the joint research activities of the Parties in the course of the Collaboration Project with respect to such Subproject shall be terminated, and any funds provided by BiondVax for the Collaboration Project shall be used henceforth for the remaining Subprojects. The completion or termination of a Subproject shall have no impact on the term or termination of another Subproject.

2.5.4	In case of termination of a Subproject according to Section 2.5.2.1, or if BiondVax does not exercise its Option for a Subproject, Section 9.4 shall apply.

2.5.5	In case of termination of a Subproject according to Section 2.5.2.3, BiondVax may request from MPG and UMG (aa) the assignment of their ownership shares in any Target-specific Nanobody Technology within Sole MPG/UMG Collaboration Technology and Joint Collaboration Technology created in the relevant Subproject, and (bb) the grant of a non-exclusive license, which shall be exclusive for the Target pursued in the relevant Subproject, under any item of Enabling Nanobody Technology within the Background Technology MPG/UMG, the Sideground Technology MPG/UMG introduced for the relevant Subproject in accordance with Section 2.10.3, Sole MPG/UMG Collaboration Technology and Joint Collaboration Technology created in the relevant Subproject, both in return for a fair and reasonable participation of MPG and UMG in future revenues received by BiondVax from the commercialization of the relevant Subproject. For the avoidance of doubt, when determining the fair and reasonable participation of MPG and UMG, it shall be considered inter alia the importance of Intellectual Property Rights of MPG/UMG relative to Intellectual Property Rights of BiondVax as well as the activities, costs and expenses undertaken by BiondVax to achieve the level of maturity of the relevant Subproject at the time of commercialization of the relevant Subproject. The Parties understand that said participation of MPG and UMG shall not exceed [***]% of the payments received by BiondVax from the commercialization of the relevant Subproject in case BiondVax sublicenses the Product resulting from such Subproject, or [***]% of the royalties that should have been received by MPG and UMG under the Sample License Agreement in case BiondVax or its Affiliates commercializes a Product resulting from such Subproject by their own. Such request shall be made by BiondVax within [***] of receipt, in writing, by BiondVax of (i) the reasoning in reasonable detail by Prof. Görlich and Prof. Dobbelstein for the termination of the said Subproject as per Section 2.5.2.3, (ii) the complete Subproject Technology Compilation Document (including the “Tech File”) to be compiled together for such Subproject according to Section 2.10, and (iii) the complete Subproject documentation, all to the extent generated and/or available at the time of the respective written statement of Prof. Görlich and Prof. Dobbelstein pursuant to Section 2.5.2.3.

2.6	Amendment of Target List. If a Subproject fails to achieve the Compound Acceptance Criteria within the agreed timeline and/or is abandoned by the decision of the JSC, the Parties may, upon mutual written agreement, replace such Target by adding a new specific molecular target (which shall, upon such replacement, qualify as “Target” for the purpose of this RCA) to the Target List and by adding a respective Project Plan for such new Target. BiondVax is entitled to request a refill of the Target List by new specific molecular targets if less than 4 (four) Subprojects have achieved the Compound Acceptance Criteria applicable for the relevant Subprojects, provided, however, that a maximum of 3 (three) refills by new specific molecular targets shall apply. For the avoidance of doubt, any Subproject terminated in accordance with Section 2.5.2.3 shall qualify as a Subproject which has not achieved the Compound Acceptance Criteria irrespective if BiondVax makes or has made the request according to Section 2.5.5 for such Subproject. The Parties will discuss in good faith and agree on any reasonable adjustments of the funding amount caused by such refills, and if despite such good faith discussions, no agreement on funding is reached, the respective new specific molecular target in question may not be used as replacement or refill. In any case of such replacement of a Target by a new specific molecular target to be pursued in the course of the Collaboration Project, the Target List shall be updated in writing and the updated Target List (that contains such new specific molecular target) shall be added to this RCA.

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2.7	Exclusivity. During the term of this RCA, (i) MPG (only with respect to the Görlich Department) and UMG (only with respect to the Dobbelstein Department) grant BiondVax exclusivity with respect to the generation and initial validation and characterization of Nanobodies against/relating to all Targets on the Target List (as might be amended in accordance with this RCA), and (ii) the Görlich Department and the Dobbelstein Department will collaborate only with BiondVax regarding the generation, research and development of Nanobodies against/relating to the Targets on the Target List (as might be amended in accordance with this RCA). For the avoidance of doubt, if a Target is no longer covered by the Target List because it was replaced by a new specific molecular target according to Section 2.6, or the relevant Target is no longer pursued in the course of the Collaboration Project because of completion or termination of the relevant Subproject according to Section 2.5, BiondVax’s exclusivity shall end for such Target; provided, however, that in case of termination of a Subproject according to Section 2.5.2.3, the exclusivity for such Target shall continue to apply for 1 (one) year after receipt of the respective transfer and/or license request of BiondVax with respect to the respective Target-specific Nanobody Technology and respective Enabling Nanobody Technology of the relevant Subproject pursuant to Section 2.5.5. For the further avoidance of doubt, if any new specific molecular target is added to the Target List (as refill or replacement) according to Section 2.6, BiondVax’s exclusivity shall extend to such Target from the date of the respective decision/mutual agreement of the Parties to add it to the Target List until the completion or termination of the relevant Subproject in accordance with this RCA.

2.8	Mutual Noticing. The Parties agree to keep each other timely informed on any material information, issues, problems or other developments that they get aware of and that may have a material impact on the Collaboration Project and/or any Subproject.

2.9	Material Transfer. In the case that a Party provides to another Party Material under this RCA, the following shall apply:

2.9.1	Except to the extent otherwise provided for in this RCA, the receiving Party acknowledges and accepts that any Material is experimental in nature and may have hazardous properties, and is provided without warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied, and without any guarantee that the use of such Material will not infringe any Intellectual Property Right of Third Parties, and, notwithstanding compliance with any obligation under this RCA (including under Section 2.8), agrees that in no event shall the providing Party be liable for any use of the Material or for any damages, of whatsoever kind or nature, which may arise from or in connection with receiving Party´s receipt, use, handling or storage of the Material, except to the extent that such damages are caused by the providing Party´s gross negligence or willful misconduct.

2.9.2	Except to the extent otherwise provided for in this RCA, the receiving Party shall keep the providing Party indemnified against any damages which might be incurred in the course of or as a result of the receipt, use, handling or storage of the Material by the receiving Party, except to the extent that such damages are caused by the providing Party´s gross negligence or willful misconduct.

2.9.3	The providing Party shall inform the receiving Party of any hazardous properties of the Material known to the providing Party at the date of the transfer of the Material.

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2.10	Identification and Qualification of Collaboration Technology, Background Technology MPG/UMG and Sideground Technology MPG/UMG in each Subproject.

2.10.1	Identification and Qualification of Collaboration Technology. The Parties shall for each Subproject, as a general rule on a quarterly basis, but at the latest within 60 (sixty) days after the completion or termination of the relevant Subproject, in good faith (i) identify and describe the respectively generated Sole MPG/UMG Collaboration Know-how, the respective Sole BiondVax Collaboration Know-how, and the respective Joint Collaboration Know-how, and (ii) list the respective Sole MPG/UMG Collaboration Patent Rights, the Sole BiondVax Collaboration Patent Rights and the respective Joint Collaboration Patent Rights in the Subproject Technology Compilation Document. The Parties shall agree in good faith on an on-going basis if and to what extent any such item of Collaboration Technology for the relevant Subproject qualifies as Target-specific Nanobody Technology or Enabling Nanobody Technology according to the criteria set forth in the respective definitions of these terms, and shall include it into the Subproject Technology Compilation Document for the relevant Subproject. Such Collaboration Technology that has been mutually qualified as Target-specific Nanobody Technology or Enabling Nanobody Technology will be included into the relevant license agreement upon BiondVax’s respective exercise of the Option in accordance with Section 9

2.10.2	Identification and Qualification of Background Technology. MPG and UMG shall, in in good faith and using reasonable efforts, during the conduct of each Subproject and at the latest upon the completion or termination of the relevant Subproject according to the relevant Project Plan, identify and describe items of Background Technology MPG/UMG that might, in their reasonable view, be qualified as Enabling Nanobody Technology for each relevant pursued Subproject according to the criteria set forth in the respective definition of this term. After such identification, the Parties shall agree in good faith if and to what extent such items of Background Technology MPG/UMG for the relevant Subproject qualifies as Enabling Nanobody Technology according to the criteria set forth in the respective definition of this term, and shall include it into the Subproject Technology Compilation Document for the relevant Subproject. The Subproject Technology Compilation Document for each Subproject shall be updated during the course of a Subproject if necessary, and shall be finalized, also with respect to such Background Technology MPG/UMG that has been mutually qualified as Enabling Nanobody Technology, at the latest within 60 (sixty) days after the completion or termination of the relevant Subproject. Such Background Technology MPG/UMG that has been mutually qualified as Enabling Nanobody Technology will be included into the relevant license agreement upon BiondVax’s respective exercise of the Option in accordance with Section 9.

2.10.3	Identification, Introduction and Qualification of Sideground Technology. As a general rule, MPG and/or UMG will not introduce Sideground Technology MPG/UMG into a Subproject. If MPG and/or UMG intend to introduce Sideground Technology MPG/UMG into a Subproject, during the term of the relevant Subproject, they shall identify and describe items of Sideground Technology MPG/UMG that might, in their reasonable view, be necessary for the performance of the relevant Subproject and that might, in their reasonable view, be qualified as Enabling Nanobody Technology according to the criteria set forth the respective definition of this term. Such Sideground Technology MPG/UMG may be introduced by MPG and UMG into the relevant Subproject, provided that BiondVax has not objected to such introduction within 60 (sixty) days after being notified in writing of such Sideground Technology MPG/UMG. During said 60 (sixty) days objection period, the Parties shall mutually agree in good faith on fair market terms (by adapting the license fees scheme contained in the Sample License Agreement) that shall apply in case BiondVax exercises its Option for such Sideground Technology MPG/UMG mutually qualified as Enabling Nanobody Technology. In case such agreement on fair market terms has been reached, such Sideground Technology MPG/UMG shall be introduced into the relevant Subproject and shall be included into the Subproject Technology Compilation Document for the relevant Subproject.

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The Subproject Technology Compilation Document for each relevant Subproject shall be updated within 60 (sixty) days after any Sideground Technology MPG/UMG has been introduced in accordance with this Section 2.10.3, and shall be finalized also with respect to such Sideground Technology MPG/UMG that has been mutually qualified as Enabling Nanobody Technology. Such Sideground Technology MPG/UMG that has been mutually qualified as Enabling Nanobody Technology will be included into the relevant license agreement upon BiondVax’s respective exercise of the Option in accordance with Section 9.

2.10.4	Documentation. The document containing the technology information compiled together for each Subproject according to this Section 2.10 (the “Subproject Technology Compilation Document”) shall have substantially the format as attached as Appendix 2.10, and shall also serve as basis for the respective appendices of the Sample License Agreement if BiondVax exercises its Option with respect to the relevant Subproject and the respective Target-specific Nanobody Technology and Enabling Nanobody Technology. As a general rule, the JSC shall compile an update of such Subproject Technology Compilation Document for each Subproject on a quarterly basis, even if it is still blank or unamended.

3. PROJECT GOVERNANCE

3.1	Joint Steering Committee / JSC. In due time after the Effective Date, the Parties will constitute a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC will have up to 6 (six) members, up to 3 (three) nominated by BiondVax, and up to 3 (three) nominated jointly by MPG and UMG.

The initial JSC members are:

●	for MPG/UMG: Prof. Dr. Dirk Görlich (MPI-MS) and Prof. Dr. Matthias Dobbelstein (UMG), and, as they deem appropriate, a person from MPI-MS performing the Collaboration Project and

●	for BiondVax: its CEO Mr. Amir Reichman, CSO Dr. Tammy Ben YedidyaYedidia and Chairman of the Board of Director Mark Germain

Each of BiondVax and MPG/UMG may, in its sole discretion and at any time, upon written notice to the other Parties, withdraw one or more of the JSC members nominated by it, and nominate new members as replacement. Upon mutual agreement, the JSC may invite additional representatives from each of the Parties, or external persons, to join the JSC meetings in accordance with the actual agenda and needs. In its first meeting, the JSC shall agree upon a member that chairs the JSC.

3.2	JSC Responsibilities. The JSC is responsible for the supervision of the conduct of the Collaboration Project, as well as for a coordinated communication between the Parties.

The JSC shall be responsible and competent for the following:

3.2.1	Exchange scientific and technical information relating to the Collaboration Project, and review and discuss research data for each Subproject;

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3.2.2	Approve the presentation of the results of the Collaboration Project per each Subproject for seeking the decision for the start of the next phase of the relevant Subproject according to the Project Plan for such Subproject;

3.2.3	Discuss the workflow and, in case a Subproject faces major obstacles, discuss in good faith an appropriate re-allocation of scientific resources for carrying out the Subprojects according to the Project Plan in the course of the Collaboration Project;

3.2.4	Ensure the timely execution of the Subprojects and the overall Collaboration Project;

3.2.5	Discuss and approve the outsourcing and/or subcontracting of any activity to be conducted in the relevant Subproject or the overall Collaboration Project to any Third Party as appropriate;

3.2.6	Advise and assist in the resolution of scientific or technical difficulties;

3.2.7	Compile and update on an on-going basis the Subproject Technology Compilation Document for each Subproject according to Section 2.10;

3.2.8	After successful completion or termination of a Subproject, compile the final Subproject Technology Compilation Document (including the “Tech File” as specified in Appendix 2.10) and the final report according to Section 4.5;

3.2.9	Discuss and make suggestions for amendments and further definition of the Compound Acceptance Criteria for any Subproject;

3.2.10	Discuss and decide on cost-neutral and lab resource-neutral changes or amendments of the Project Plan for any Subproject (for clarity, cost-bearing or lab resource changes or amendments of the Project Plan for any Subproject require the agreement of the Parties), and properly document the respective changes or amendments of the Project Plan for each Subproject;

3.2.11	Decide on achievement of the Compound Acceptance Criteria applicable to a Subproject;

3.2.12	Decide to abandon a Subproject (i) because it has failed to achieve the Compound Acceptance Criteria applicable for the relevant Subproject within the agreed timelines or for other important reasons, or (ii) upon request of BiondVax; and

3.2.13	Discuss and make suggestions for the patent filing and publication strategy for any Collaboration Technology in consultation with the Parties’ patent attorneys, unless a patent committee is formed by the Parties upon suggestion of the JSC.

The JSC shall have no authority to (i) amend this RCA; (ii) determine whether or not a breach of this RCA has occurred; (iii) alter the rights and obligations of the Parties as set out in this RCA; (iv) make decisions about cost-bearing or non-neutral lab resource changes or amendments of the Project Plan of any Subproject, which decisions require an amendment of the Project Plan of the relevant Subproject by approval of the Parties, (v) amend or further define the Compound Acceptance Criteria for any Subproject, or (vi) make decisions about the patent filing and publication strategy, which decisions are the sole right of the Parties in accordance with this RCA.

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3.3	Voting. The JSC members nominated by BiondVax shall together have 1 (one) vote, and the JSC members nominated by MPG/UMG shall together have 1 (one) vote. The JSC shall make its decisions unanimously. Decisions may be made in meetings, or outside of meetings in writing through circular procedure if no JSC member objects to such circular procedure. In case of disagreement between the JSC members nominated by BiondVax and the JSC members nominated by MPG/UMG on a certain topic, the matter shall be referred to the Parties for resolution in accordance with the dispute resolution mechanism under this RCA; provided, however, that BiondVax will have the final say regarding decisions that have an impact on the target product profile, and/or on the research funding to be provided by BiondVax under this RCA, ensuring that any such veto decision does not interfere with MPG’s and UMG’s academic freedom and ethical standards.

3.4	Meetings. The JSC shall meet 4 (four) times per calendar year, unless otherwise agreed by the Parties. Each JSC member may, in case of urgent matters, invite for an extra-ordinary JSC meeting. A JSC meeting may be held in person as well as by phone, internet-based conference systems or videoconference. The venue of the meeting shall be at the premises of MPI-MS/UMG, unless otherwise agreed on between the Parties. In case of unavailability, a Party shall nominate a member of his/her team, who is sufficiently qualified and experienced in the field of the Collaboration Project, to attend the JSC meeting as a one-time replacement, provided that this replacement person is bound to confidentiality and is sufficiently briefed before participation.

3.5	Organization of Meetings and Minutes. The chair of the JSC shall organize the JSC meetings and draft an agenda in due time in advance before the respective JSC meeting is scheduled, on the basis of topics proposed by JSC members. Such agenda shall include timely updates on the work being performed in the course of the Collaboration Project in each Subproject according to the Project Plan applicable to the relevant Subproject (as might be amended from time to time in accordance with this RCA). The chair shall circulate the agenda and slides containing such updates, including all relevant data, at least 48 (forty-eight) hours before each meeting of the JSC. The chair is also responsible to draft the minutes of the JSC meeting to be provided to the other JSC members within 1 (one) week after a JSC meeting has taken place, and the other JSC members may request changes or amendments to the draft minutes within 1 (one) week after receipt of the draft minutes. The draft minutes shall be supplemented by all presentations held at the meeting or other relevant documentation presented during the meeting. The minutes shall include a summary of the matters discussed, decisions made and actions/to-do’s agreed, and shall be considered final, once approved by the JSC, which approval shall be deemed to be given if no JSC member objects to the draft minutes within 1 (one) week after receipt. If changes or amendments to the Project Plan for a Subproject are approved by the JSC in accordance with this Section 3, such changed or amended Project Plan shall be signed by all members of the JSC, and shall be attached to the respective meeting minutes. For the avoidance of doubt, the chair of the JSC may, in its reasonable discretion, involve his/her personal assistant or secretary for the purpose of organizing and taking the minutes of JSC meetings.

4. COLLABORATION PERFORMANCE AND DOCUMENTATION

4.1	Performance of Work Packages. Each Party will perform its work packages in each Subproject in the course of the Collaboration Project in accordance with the Project Plan applicable to the relevant Subproject (which might be amended from time to time in accordance with this RCA) at its own responsibility using its resources. Each Party will use reasonable efforts to provide deliverables in the timeframes proposed in the Project Plan applicable to the relevant Subproject (which might be amended from time to time in accordance with this RCA). Each Party shall, in the performance of its obligations under this RCA, comply with all applicable legal provisions, especially safety regulations and laws for the protection of animals.

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4.2	Subcontractors. A Party may, in its reasonable discretion, have some of its allocated work packages performed by one or more Subcontractors (e.g. contract research organizations, service providers or collaboration partners), provided that (i) none of the rights of the Parties under this RCA are adversely affected as a result of such subcontracting, (ii) any Subcontractor to whom Confidential Information is disclosed shall be bound by confidentiality and restricted use obligations at least as restrictive as those contained in this RCA, (iii) the subcontracting Party (or its Affiliates) shall use reasonable efforts to achieve that (aa) the Subcontractor performs its respective services for the subcontracting Party (or its Affiliates) on a fee-for-service or substantially similar basis, and (bb) the Subcontractor is obliged, fully paid-up by the service fee or similar, to assign, or exclusively license, to the subcontracting Party (or its Affiliates), subject to customary retained rights for research purposes, any Patent Rights for inventions generated by the Subcontractor in performing its services for the subcontracting Party (or its Affiliates). If the subcontracting Party (or its Affiliates) is not able to achieve the requirements described in (iii), it shall first, before entering into any agreement with the Subcontractor, inform the other Parties hereof, and the Parties shall discuss in good faith if and under what terms such Subcontractor may be involved into the Collaboration Project. For clarity, any activity performed by Subcontractors shall, for the purpose of this RCA, be considered to have been performed by the subcontracting Party.

4.3	Documentation. The Parties will maintain appropriate documentation about their conduct of each Subproject in the course of the Collaboration Project, and shall comply with all applicable laws, rules and regulations in this respect. In particular, each Party shall ensure that on a Subproject-by-Subproject basis and relating to the generated Nanobodies, all data, results and tasks to be performed or procured by or on behalf of such Party in conduct of its activities in the course of the Collaboration Project are promptly documented in experimental lab-books in accordance with the applicable standards and in other form in order to ensure that the information required for the Compound Acceptance Criteria applicable for the relevant Subproject, and for the relevant Subproject Technology Compilation Document (including the “Tech File”) as specified in Appendix 2.10, can be compiled jointly by the JSC members in due time, and, upon reasonable request of the other Parties, such documentation shall be provided by such Party in due time.

4.4	Communication. The Parties shall use reasonable efforts to execute their tasks defined in the Project Plan applicable to the relevant Subproject (which might be amended from time to time in accordance with this RCA) within the timelines as indicated in the Project Plan. In case of necessary deviations from the Project Plan (including delays, if any), the JSC shall promptly inform the Parties accordingly, and provide suitable suggestions for solving these problems.

4.5	Reporting. The project teams of the Parties shall work together in good faith in order to, on a quarterly basis and on a Subproject-by-Subproject basis, provide to the JSC reports showing the research performed, the research results obtained (if any), the research goals achieved (if any), the deliverables (foreseen in the Project Plan applicable for the relevant Subproject) generated (if any), and any obstacles and roadblocks. The format and details of such research reports have to be agreed in good faith between the Parties. In due time, but at the latest 60 (sixty) days after the completion or termination of any Subproject according to Section 2.5, the JSC members shall jointly compile together (with assistance of the Parties’ project teams) and provide a final written report to the Parties summarizing in reasonable and meaningful detail the work packages performed in such Subproject under the applicable Project Plan and the results achieved (including a final version of the Subproject Technology Compilation Document for the Subproject compiled together and updated in accordance with Section 2.10).

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5. FINANCIAL FUNDING OF COLLABORATION PROJECT AND PAYMENT TERMS

5.1	Project Costs of BiondVax. During the Collaboration Project, BiondVax shall fully bear its own project costs for the activities performed by or on behalf of BiondVax as outlined in the Project Plan, including costs of BiondVax’ Affiliates and Subcontractors.

5.2	Funding of Project Costs of MPG and UMG. [***]

5.3	Payment Procedure. [***]

5.4	Value Added Tax. Any amounts mentioned under this RCA and to be paid by BiondVax to MPG/MPI-MS are net and exclusive of any value added tax (VAT) or similar tax. If any such tax is imposed upon any payments to be made by BiondVax to MPG/MPI-MS under this RCA, BiondVax shall pay such tax to MPG/MPI-MS in addition to the amount mentioned in this RCA, upon receipt of a proper tax invoice from MPG/MPI-MS where any value added tax (VAT) amount is shown separately in accordance with the requirements of applicable laws.

5.5	Audit. BiondVax shall have the right to arrange for an audit of the books and records of MPG (MPI-MS, Görlich Department), and MPG/MPI-MS shall have the right to arrange for an audit of the books and records of UMG (Dobbelstein Department), by an independent certified public accounting firm for purposes of confirming the appropriateness of the spending of the research funding provided by BiondVax for the Subprojects conducted in the course of the Collaboration Project. BiondVax acknowledges that certain resources already existing at MPI-MS and/or UMG may also be used for the Collaboration Project, that the funding provided by BiondVax will be used to expand the capacities of MPI-MS and UMG to allow the performance of the Collaboration Project, and that certain resources funded by BiondVax under this RCA may also be used by MPI-MS and/or UMG outside of the Collaboration Project; provided, however, that the aforementioned use of resources provided by MPG, by BiondVax and by Third Parties to MPI-MS will be in compliance with MPI-IS’ internal auditing rules. Any audit may only be made once per calendar year during normal business hours and upon mutually agreed dates. Any breach of MPG/MPI-MS or UMG in the relationship between MPG and UMG shall not give them a right to terminate this RCA. Any audit by BiondVax of MPG (MPI-MS, Görlich Department), and any audit by MPG/MPI-MS of UMG (Dobbelstein Department) requested by BiondVax, shall be at BiondVax’ expense; any audit by MPG of UMG (Dobbelstein Department) conducted by MPG on its own decision (i.e. without request of BiondVax) shall be at MPG’s expense. MPG (MPI-MS, Görlich Department) and UMG (Dobbelstein Department) are required to retain original invoices of Subcontractors for a period of 2 (two) years after the termination or expiration of this RCA.

6. CONFIDENTIALITY

6.1	Confidentiality Obligation. The Receiving Party shall treat confidential the Confidential Information of the Disclosing Party during the Term and for 5 (five) years thereafter. In maintaining in confidence the Confidential Information of the Disclosing Party, the Receiving Party shall use not less than the efforts it uses to maintain in confidence its own information of a confidential and/or proprietary nature of similar kind and value; however, the Receiving Party shall in no event use less than reasonable efforts. The Receiving Party may not disclose the Confidential Information of the Disclosing Party to any Third Party without the prior written consent of the Disclosing Party, except for expressly permitted disclosures as set forth in Section 6.3 below. The Receiving Party may not use the Confidential Information of the Disclosing Party for any purposes other than those necessary to directly further the purpose of this RCA. For the avoidance of doubt, any Confidential Information pertaining or relating to the Target-specific Nanobody Know-how or the Enabling Nanobody Know-how shall be solely and exclusively treated in accordance with the provisions of the relevant license agreement from the date of its conclusion after exercise of the Option for the relevant Subproject in accordance with Section 9.

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6.2	Appropriate Measures. The Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

6.3	Permitted Disclosures. The Receiving Party may disclose the Confidential Information of the Disclosing Party:

6.3.1	to its employees (including its members of the management or board) on a need-to-know basis, provided that such individuals are bound by confidentiality obligations at least as restrictive as those set forth in this RCA;

6.3.2	[***];

6.3.3	to regulatory authorities in connection with filings for regulatory approval, provided that such disclosures may be made only to the extent reasonably necessary to make such filings;

6.3.4	to Affiliates and Subcontractors on a need-to-know basis, provided that such Affiliates and Subcontractors are bound by confidentiality obligations at least as restrictive as those set forth in this RCA;

6.3.5	to Third Party individuals with a professional obligation of secrecy (e.g. patent attorneys, attorneys-at-law, certified public accountants);

6.3.6	[***];

6.3.7	if such disclosure is required by court order, order of competent authorities, law, rules or regulations (including, without limitation, by rules or regulations of any securities exchange); in such case and prior to such disclosure, the obligated Party promptly notifies the Disclosing Party of such requirement, and provided further that the obligated Receiving Party shall assist the Disclosing Party in any objection against and attempt to limit the relevant disclosure order and that the obligated Receiving Party will furnish only that portion of the Disclosing Party’s Confidential Information that Receiving Party’s legal counsel reasonably determines is legally required to furnish.

6.4	Terms of this RCA. The Parties acknowledge that the existence and all terms and conditions of this RCA shall be treated as Confidential Information of the Parties. Notwithstanding the foregoing, BiondVax may disclose this RCA on a confidential basis to its Affiliates and in accordance with Sections 6.3.5, 6.3.6 and 6.3.7, MPG may disclose this RCA on a confidential basis to MPI-MS and to MI, and UMG may disclose this RCA on a confidential basis to Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts and to MBM.

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6.5	Return of Confidential Information. After the termination or expiration of this RCA, each Party shall, upon request of the Disclosing Party, return or destroy all documents (including copies) of the Confidential Information received from the Disclosing Party, except that each Party may retain 1 (one) copy for legal and archiving purposes. For the avoidance of doubt, this return and destruction obligation shall not apply to BiondVax to the extent the documents (including copies thereof) contain information which are pertaining or relating to the Target-specific Nanobody Technology or the Enabling Nanobody Technology licensed to BiondVax under the relevant license agreement concluded after exercise of the Option for the relevant Subproject in accordance with Section 9 or transferred or licensed to BiondVax upon BiondVax’s request in accordance with Section 2.5.5. Each Party shall not be required to return or destroy any Confidential Information that is stored in any automatic electronic archiving or back-up system where it is not reasonably practicable to retrieve and delete the same, provided that such information is kept confidential in accordance with the terms of this RCA.

6.6	Use of Names. Except as expressly set forth otherwise by this RCA or necessary for the conduct of this RCA or the Collaboration Project (including any Subproject), respectively, no Party may use the other Party´s name, trademark, logo, or tradenames, or similar, in any press release or public announcement, or in promotion of any product or service, without prior written consent of the respective other Party. Either Party does not need to obtain explicit prior approval for each individual use of another Party’s name, trademark or logo if the Party uses the name, trademark or logo of such other Party substantially consistent with the presentation and format and in similar context as previously approved by such other Party. However, the other Party may reasonably object against such use for important reason and the relevant Parties shall discuss in good faith any amendment the using Party shall make.

6.7	Transparency. UMG intends to ensure transparency in the (clinical) research field. Therefore, UMG will publish the following information of this RCA on its homepage in the internet: 1. University (=University Medical Center Göttingen), 2. Participating Department/Institute, 3. Name of Contractor, 4. Project Title, 5. Term of this RCA, and 6. Transfer of Values in case of participation of UMG as trial site in clinical trials.

6.8	Press Release. Subject to the prior written approval of the other Parties, not to be unreasonably withheld or delayed, each Party may make public announcements with respect to the nature, the general subject matter and the general structure of this RCA (including the terms of the potential license agreement as well as the number of intended Subprojects). Each Party shall provide to the other Parties a copy of any such intended public announcement as soon as reasonably practicable under the circumstances, but not less than 2 (two) weeks, prior to its scheduled release. The other Parties may review and request changes to any announcement, and the Parties shall work together in good faith to come to a mutually acceptable version of such public announcement. Notwithstanding anything to the contrary herein, if the Parties do not agree on a mutually acceptable version of such public announcement, no public announcement may be made. However, MPG and UMG acknowledge that BiondVax as a company listed at the NASDAQ has to comply with certain publication, information and transparency obligations under the applicable laws and nothing herein shall prevent BiondVax from making any public announcement to the extent and at the time required under any publication, information or transparency obligation according to the applicable laws (e.g. public company obligations under U.S. SEC Rules) and such public announcement shall not be regarded a breach of this Agreement, even if BiondVax has not obtained explicit prior consent of MPG and/or UMG for such public announcements.

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7. PUBLICATIONS

With respect to any item of Collaboration Know-how pertaining or relating to the Target-specific Nanobody Know-how or the Enabling Nanobody Know-how which are licensed under the relevant license agreement concluded after exercise of the Option for the relevant Subproject in accordance with Section 9, the provisions relating to intended publications and presentations of such license agreement shall be solely and exclusively apply from the date of its conclusion. For all other items of Collaboration Know-how and after expiration or termination of the relevant license agreement also with respect to items of Collaboration Know-how previously licensed under such license agreement, the following shall apply:

7.1	Intended Publication. The Parties recognize that (i) MPG and/or UMG, as applicable, have a significant scientific interest in publishing the Sole MPG/UMG Collaboration Know-how and/or the Joint Collaboration Know-how, and (ii) BiondVax has a significant business interest in maintaining the confidentiality of the Sole MPG/UMG Collaboration Know-how and the Joint Collaboration Know-how as well its own Sole BiondVax Collaboration Know-how. In order to reasonably balance such interests, MPG and UMG acknowledge that it requires BiondVax’s prior review of publications that MPG (through the MPI-MS) and/or UMG, as applicable, intend to make that would include the Sole MPG/UMG Collaboration Know-how and/or the Joint Collaboration Know-how, and BiondVax acknowledges that it may delay only for good cause. MPG (through the MPI-MS) and/or UMG, as applicable, shall therefore make available to BiondVax a copy of any intended abstract, manuscript or presentation that would include any Sole MPG/UMG Collaboration Know-how and/or Joint Collaboration Know-how (the “Intended Publication”) no less than 12 (twelve) days prior to the intended submission of the manuscript or other draft of its Intended Publication to the relevant Third Party (e.g. editorial board or conference organizer).

7.2	Review. BiondVax shall have 10 (ten) days from its receipt of the Intended Publication to notify MPG (through the MPI-MS) and/or UMG, as applicable, in writing of any specific reasonable objections to the disclosure. In the event BiondVax makes such reasonable objections, MPG (through the MPI-MS) and/or UMG, as applicable, agrees to not submit and publish the Intended Publication, or to not submit and make the presentation containing the objected-to information, as applicable, for additional 30 (thirty) days from its receipt of BiondVax’s notice. During such 30-day-period, the Parties will agree in good faith on reasonable redactions and/or revisions to the Intended Publication to satisfy BiondVax’s reasonable concerns. Specifically, if the Intended Publication (i) would result in the disclosure of Confidential Information of BiondVax (including any item of Sole BiondVax Collaboration Know-how or any item of Know-how included in Background Technology BiondVax or Sideground Technology BiondVax), upon request of BiondVax, MPG (through the MPI-MS) and/or UMG, as applicable, shall modify the Intended Publication to avoid such disclosure, but the Parties shall use reasonable efforts to provide scientifically meaningful equivalent information in such Intended Publication, or (ii) would jeopardize the patentability of any inventions that may lead to Collaboration Patent Rights, upon request of BiondVax, MPG (through the MPI-MS) and/or UMG, as applicable, shall delay the Intended Publication for a period of 60 (sixty) instead of 30 (thirty) days, in order to allow BiondVax (and/or MPG and/or UMG, as applicable) to file a patent application.

7.3	Revised Intended Publication. MPG (through the MPI-MS) and/or UMG, as applicable, shall delete from the originally proposed Intended Publication any Confidential Information of BiondVax (including any item of Sole BiondVax Collaboration Know-how or any item of Know-how included in Background Technology BiondVax or Sideground Technology BiondVax), and any other reasonably objected-to information, and shall provide to BiondVax such revised Intended Publication in due time after the applicable delay periods as set forth in Section 7.2 for final review. BiondVax shall inform MPG (through the MPI-MS) and/or UMG, as applicable, in writing within 10 (ten) days after receipt of such revised Intended Publication whether or not BiondVax has further objections. If BiondVax does not object within such time period, MPG (through the MPI-MS) and/or UMG, as applicable, may submit such revised Intended Publication for publication, or present such revised Intended Publication. If BiondVax objects within such time period, BiondVax shall inform MPG (through the MPI-MS) and/or UMG, as applicable, in its objection notice of the good cause-reasons for objecting, and BiondVax and MPG (through the MPI-MS) and/or UMG, as applicable, shall discuss in good faith, within 10 (ten) days after such further objection notice, reasonable and meaningful redactions and/or revisions to the revised Intended Publication. MPG (through the MPI-MS) and/or UMG, as applicable, shall take into due consideration the redactions and/or revisions reasonably proposed by BiondVax. After such 10-day-period, MPG (through the MPI-MS) and/or UMG, as applicable, may submit and publish the revised Intended Publication (as further redacted or revised in MPI-MS’s and/or UMG’s, as applicable, reasonable discretion), provided that any Confidential Information of BiondVax (including any item of Sole BiondVax Collaboration Know-how or any item of Know-how included in Background Technology BiondVax or Sideground Technology BiondVax) is deleted from the submitted Intended Publication.

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7.4	Intended Publication by BiondVax. If BiondVax has a reasonable interest in publishing the Sole MPG/UMG Collaboration Know-how and/or the Joint Collaboration Know-how, BiondVax shall inform the Görlich Department and the Dobbelstein Department of such intent in due time. Sections 7.1 through 7.3 shall apply accordingly.

8. INTELLECTUAL PROPERTY RIGHTS AND COMMERCIAL EXPLOITATION

8.1	Background Technology.

8.1.1	Ownership of Background Technology. MPG and/or UMG, as applicable, is/are, and shall remain, the sole/joint owner of all right, title and interest in and to the Background Technology MPG/UMG, and BiondVax agrees that, except as explicitly set forth in this RCA (especially with respect to BiondVax’s Option covering any item of Background Technology MPG/UMG which is qualified mutually by the Parties in good faith as Enabling Nanobody Technology according to the criteria set forth in the respective definition), nothing contained in this RCA shall provide to BiondVax any right, title or interest in or to the Background Technology MPG/UMG. BiondVax is, and shall remain, the sole owner of all right, title and interest in and to the Background Technology BiondVax, and MPG and UMG agree that, except as explicitly set forth in this RCA, nothing contained in this RCA shall provide to MPG and UMG any right, title or interest in or to the Background Technology BiondVax.

8.1.2	Patenting of Background Technology. The Party/Parties owning the Background Technology shall be and remain solely entitled, in its/their sole discretion and on its/their own cost and expense, to file applications for Patent Rights for any inventions within its/their Background Technology, and to prosecute, maintain, abandon, defend and enforce such Patent Rights within the Background Technology. Upon and to the extent Background Technology MPG/UMG has been mutually qualified as Enabling Nanobody Technology in accordance with Section 2.10.2, MPG and UMG will inform BiondVax about any applications for Patent Rights within such Background Technology MPG/UMG. As a general rule, MPG and UMG will, to the extent reasonably practicable, file, prosecute and maintain the Patent Rights within such Background Technology MPG/UMG in the following countries: (i) United States of America, (ii) Japan, and (iii) Europe (with Italy, Spain, France, Germany and the United Kingdom). In case MPG and/or UMG decide (together or each of them separately) to abandon any Patent Rights within the Background Technology MPG/UMG that has been mutually qualified by the Parties as Enabling Nanobody Technology related to a Subproject, BiondVax shall, except for the case that MPG and/or UMG does not intend to validate a granted European patent for any country other than the countries mentioned before under (iii), be notified thereof in writing in a timely manner, and shall have the right to further prosecute, maintain and abandon such Patent Rights in such countries within the Background Technology MPG/UMG during the term of the relevant Subproject. If BiondVax exercises its Option for the relevant Subproject for which such Patent Rights of Background Technology MPG/UMG has been mutually qualified as Enabling Nanobody Technology, also such Patent Rights in countries for which BiondVax has assumed responsibility and patent costs shall become part of the respective Enabling Nanobody Technology of the respective license agreement.

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8.1.3	Mutual Project Licenses for Collaboration Project. During the Term, MPG and UMG herewith grant to BiondVax a non-exclusive, royalty-free, fully paid-up license under the Background Technology MPG/UMG for the purpose to perform BiondVax’s respective work packages under the Collaboration Project as set forth in the Project Plans applicable for the Subprojects. During the Term, BiondVax herewith grants to MPG and UMG a non-exclusive, royalty-free, fully paid-up license under the Background Technology BiondVax for the purpose of performing MPG’s/UMG’s respective work packages under the Collaboration Project as set forth in the Project Plans applicable for the Subprojects.

8.1.4	Option Exercise, Licensing. Upon and to the extent BiondVax exercises the Option for any Background Technology MPG/UMG, which is, upon such Option exercise, still qualified mutually by the Parties as Enabling Nanobody Technology in accordance with Section 2.10.2, it shall be included into the relevant license agreement, and the pre-agreed financial terms contained in the Sample License Agreement shall apply.

8.2	Sideground Technology

8.2.1	Ownership of Sideground Technology. MPG and/or UMG, as applicable, is/are, and shall remain, the sole/joint owner of all right, title and interest in and to the Sideground Technology MPG/UMG, and BiondVax agrees that, except as explicitly set forth in this RCA (especially with respect to BiondVax’s Option covering any item of Sideground Technology MPG/UMG which is qualified mutually by the Parties as Enabling Nanobody Technology according to the criteria set forth in the respective definition), nothing contained in this RCA shall provide to BiondVax any right, title or interest in or to the Sideground Technology MPG/UMG.

BiondVax is, and shall remain, the sole owner of all right, title and interest in and to the Sideground Technology BiondVax, and MPG and UMG agree that, except as explicitly set forth in this RCA, nothing contained in this RCA shall provide to MPG and UMG any right, title or interest in or to the Sideground Technology BiondVax.

8.2.2	Patenting of Sideground Technology. The Party/Parties owning the Sideground Technology shall be and remain solely entitled, in its/their sole discretion and on its/their own cost and expense, to file applications for Patent Rights for any inventions within its/their Sideground Technology, and to prosecute, maintain, abandon, defend and enforce such Patent Rights within the Sideground Technology. Upon and to the extent Sideground Technology MPG/UMG has been introduced to the Collaboration Project in accordance with the provisions in Section 2.10.3 and has been mutually qualified as Enabling Nanobody Technology in accordance with Section 2.10.3, MPG and UMG will inform BiondVax about any applications for Patent Rights within the Sideground Technology MPG/UMG. As a general rule, MPG and MPG will, to the extent reasonably practicable, file, prosecute and maintain the Patent Rights within such Sideground Technology MPG/UMG in the following countries: (i) United States of America, (ii) Japan, and (iii) Europe (with Italy, Spain, France, Germany and the United Kingdom). In case MPG and/or UMG decide (together or each of them separately) to abandon any Patent Rights within the Sideground Technology MPG/UMG that has been introduced to the Collaboration Project in accordance with the provisions in Section 2.10.3 and has been mutually qualified by the Parties as Enabling Nanobody Technology related to a Subproject, BiondVax shall, except for the case that MPG and/or UMG does not intend to validate a granted European patent for any country other than the countries mentioned before under (iii), be notified thereof in writing in a timely manner, and shall have the right to further prosecute, maintain and abandon such Patent Rights in such countries within the Sideground Technology MPG/UMG during the term of the relevant Subproject. If BiondVax exercises its Option for the relevant Subproject for which such Patent Right of Sideground Technology MPG/UMG has been mutually qualified as Enabling Nanobody Technology, also such Patent Rights in countries for which BiondVax has assumed responsibility and patent costs shall become part of the respective Enabling Nanobody Technology of the respective license agreement.

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8.2.3	Mutual Project Licenses for Collaboration Project. During the Term, MPG and UMG herewith grant to BiondVax a non-exclusive, royalty-free, fully paid-up license under the Sideground Technology MPG/UMG, which is introduced to the Collaboration Project in accordance with Section 2.10.3, for the purpose of performing BiondVax’s respective work packages under the Collaboration Project as set forth in the Project Plans applicable for the Subprojects. During the Term, BiondVax herewith grants to MPG and UMG a non-exclusive, royalty-free, fully paid-up license under the Background Technology BiondVax for the purpose to perform MPG’s/UMG’s respective work packages under the Collaboration Project as set forth in the Project Plans applicable for the Subprojects.

8.2.4	Option Exercise, Licensing. Upon and to the extent BiondVax exercises the Option for any Sideground Technology MPG/UMG, which has been introduced to the Collaboration Project in accordance with the provisions in Section 2.10.3 and is, upon such Option exercise, still qualified mutually by the Parties acting in good faith as Enabling Nanobody Technology according to the criteria set forth in the respective definition of this term, it shall be included into the relevant license agreement, and the financial terms pre-agreed mutually between the Parties for inclusion of the relevant Sideground Technology MPG/UMG into the license before introduction of the relevant Sideground Technology MPG/UMG in accordance with the provisions in Section 2.10.3 shall apply.

8.3	Collaboration Technology.

8.3.1	Ownership of Collaboration Technology. Ownership of Collaboration Technology shall be determined in accordance with the “ownership follows inventorship” rule. MPG and/or UMG, as applicable, shall own any Sole MPG/UMG Collaboration Technology. The Parties shall jointly own any Joint Collaboration Technology in accordance with their respective inventorship or intellectual contribution shares. BiondVax shall solely own any Sole BiondVax Collaboration Technology. In case a Party has / the Parties have generated Collaboration Know-how, or patentable inventions that may lead to Collaboration Patent Rights, such Party / Parties shall promptly disclose to the other Party / Parties in writing such Collaboration Know-how or inventions to determine inventorship thereof. The inventorship shall be determined in accordance with German patent law. For any invention within Joint Collaboration Technology the Parties shall facilitate the agreement of the inventors on their relevant co-inventor share; if neither the relevant inventors nor the relevant Parties can agree on the co-inventor shares, they shall be final and legally binding determined by a reputable patent attorney jointly appointed by the Parties in good faith.

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8.3.2	Claim and Remuneration of Employee Inventions. Each Party has to ensure that, to the extent legally possible, its employees, Subcontractors and Affiliates will assign any and all rights in and to the Collaboration Technology to such Party. Each Party will comply with all applicable procedures relating to such assignments mandated by applicable law (including, by way of example, the German Employees’ Invention Act (Arbeitnehmererfindungsgesetz – ArbErfG, as amended)). Each Party will be solely responsible for the remuneration of its employees with regard to any inventions made under this RCA.

8.3.3	Non-employed Participants. Each Party has to ensure that each person who performs work for, or is otherwise directly involved in, the Collaboration Project, is either an employee of such Party, or, if it is not an employee (a “Non-employed Participant”)

(a)	follows such Party’s policies and procedures for reporting any Intellectual Property Rights generated in the course of the Collaboration Project (collectively, the “Non-employed Participant IP”);

(b)	to the extent legally possible, assigns to such Party the Non-employed Participant’s right, title, and interest in and to all Non-employed Participant IP, in accordance with such Party’s policies and procedures;

(c)	cooperates with such Party in the preparation, filing, prosecution and maintenance of any Patent Right or other rights in the Non-employed Participant IP; and

(d)	is bound by obligations of confidentiality and non-use no less restrictive than those set out in this RCA.

Each Party shall be solely responsible for any inventor’s remuneration due to Non-employed Participants involved by such Party in the performance of the Collaboration Project.

8.3.4	Mutual Project Licenses for Collaboration Project. During the Term, MPG and UMG herewith grant to BiondVax a non-exclusive, royalty-free, fully paid-up license under the Sole MPG/UMG Collaboration Technology and its share in the Joint Collaboration Technology for the purpose of performing BiondVax’s respective work packages under the Collaboration Project as set forth in the Project Plans applicable for the Subprojects. During the Term, BiondVax herewith grants to MPG and UMG a non-exclusive, royalty-free, fully paid-up license under the Sole BiondVax Collaboration Technology and its share in the Joint Collaboration Technology for the purpose to perform MPG’s/UMG’s respective work packages under the Collaboration Project as set forth in the Project Plans applicable for the Subprojects.

8.3.5	Option Exercise, Licensing. Upon and to the extent BiondVax exercises the Option for any Sole MPG/UMG Collaboration Technology or any Joint Collaboration Technology, which is, upon such Option exercise, still qualified mutually by the Parties as Target-specific Nanobody Technology or as Enabling Nanobody Technology in accordance with Section 2.10.1, it shall be included into the relevant license agreement, and the pre-agreed financial terms contained in the Sample License Agreement shall apply.

8.3.6	Use and Exploitation of Sole MPG/UMG Collaboration Technology by MPG and UMG. During the Term and until BiondVax has exercised its Option, MPG and/or UMG must not grant any rights to the benefit of any Third Party with regard to any Sole MPG/UMG Collaboration Technology, which would adversely affect the use of such Sole MPG/UMG Collaboration Technology in the course of the Collaboration Project, or the license of such Sole MPG/UMG Collaboration Technology that qualifies as Target-specific Nanobody Technology or as Enabling Nanobody Technology to BiondVax upon exercise of the Option for a relevant Subproject.

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8.3.7	Use and Exploitation of Joint Collaboration Technology. During the Term and until BiondVax has exercised its Option:

(a)	the relevant Parties shall be entitled to use the relevant item of Joint Collaboration Technology solely for internal research purposes;

(b)	none of the relevant Parties may (i) sell or assign its share in the relevant item of Joint Collaboration Technology to any Third Party, or (ii) grant any licenses under the relevant item of Joint Collaboration Technology to any Third Party; and

(c)	each relevant Party is entitled to grant licenses to its Affiliates and to transfer its share in any invention of the Joint Collaboration Technology or Joint Collaboration Patent Right to any of its Affiliates, provided that such Affiliate is bound on the same terms as set forth herein.

Without prejudice to either Party’s right to request the assignment of the other Party/Parties share in any Target-specific Nanobody Technology and grant of a license with respect to the other Party/Parties share in Enabling Nanobody Technology with respect to a relevant Subproject as set forth in this RCA for specific scenarios, the Parties having a co-ownership share in any Joint Collaboration Technology may enter into an assignment agreement with respect to the co-ownership share(s) to 1 (one) Party, in return for a fair and reasonable participation of the assignor Party/Parties in future licensing revenues received by the assignee Party from the commercialization of such Joint Collaboration Technology.

8.3.8	Retained Use Rights for MPG/UMG. Without prejudice to the exclusivity granted to BiondVax according to Section 2.7, each of MPG (including, without limitation, MPI-MS) and UMG retain the cost-free right to use the Collaboration Technology (i) for internal scientific research, teaching, education and publication purposes (subject to compliance with the confidentiality and publication provisions of this RCA), (ii) for scientific research collaboration purposes with academic Third Parties (subject to compliance with the confidentiality provisions of this Agreement); provided that in case of an intended research collaboration with a non-for-profit organization aiming to develop and manufacture a medicinal product in the field of any Target within the Target List (as might be amended in accordance with this RCA), BiondVax has not objected to such research collaboration for good reason within 1 (one) month after receipt of a notice from MPG or UMG, as applicable, and (iii) for patient care within the facilities of UMG (subject to compliance with the confidentiality provisions of this Agreement). If BiondVax has notified MPG and UMG that a Collaboration Compound has successfully passed the Nomination Of Pre-clinical Development Candidate, including up to 2 (two) Collaboration Compounds nominated as pre-clinical development back-up candidates, the use rights of MPG and UMG in accordance with (i) shall remain unaffected, and MPG and UMG (as applicable) shall, prior to any use of such Collaboration Compounds in accordance with (ii), discuss with BiondVax in good faith reasonable limitations, e.g. discussion of results related to such Compounds before disclosure to academic Third Parties and/or blinding of the structure of such nominated compounds (to the extent such structures are not already publicly available, e.g. through the public disclosure of Collaboration Patent Rights, or in accordance with the publication provisions of this RCA) towards academic Third Parties. For the avoidance of doubt, any retained rights for MPG and/or UMG with respect to Collaboration Technology licensed to BiondVax under the relevant license agreement concluded after exercise of the Option for the relevant Subproject by BiondVax in accordance with Section 9 shall be solely and exclusively granted according to the respective provisions in such license agreement.

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8.4	Patenting of Collaboration Patent Rights.

8.4.1	General. The Parties shall agree in good faith on an appropriate patent strategy for the Collaboration Patent Rights; as a general rule, if reasonably practicable, the Parties shall separate the patent proceedings for Collaboration Patent Rights that qualify as Target-specific Nanobody Patent Rights and that qualify as Enabling Nanobody Patent Rights, by filing separate priority applications. The Parties shall inform each other without undue delay upon receipt of the respective notice from their inventors of any invention made in the course of this RCA within the Collaboration Technology, if reasonably practicable by providing a Complete Invention Disclosure. For the purpose of this RCA the term “Complete Invention Disclosure” shall mean a description of the invention which shall include (i) the names of the inventors and, if applicable, the inventive contribution shares of the Parties to the invention, (ii) the identification of new features that may be patentable, and (iii) a reasonably detailed description of experiments made and of materials and methods used in connection with the generation of the invention. All applications for Collaboration Patent Rights shall be filed in the name and on behalf of the Party/ Parties who own the underlying invention. The Parties will consider and discuss in good faith whether such notified invention fulfills the requirements of a patentable invention, and whether and where and when an application for a Collaboration Patent Right shall be filed. To the extent Joint Collaboration Patent Rights are mutually qualified as Target-specific Nanobody Technology, BiondVax shall have the final say. In all other cases of Collaboration Patent Rights, MPG and UMG shall not unreasonably withhold their timely consent to a reasonable proposal of BiondVax after its discussion in good faith, if such proposal by BiondVax is reasonable in order to preserve MPG’s and UMG’s interests, and BiondVax’s commercial interests in the envisaged product development and commercialization under the license agreement to be concluded after BiondVax has exercised the Option. In the case the Parties have decided to apply for Collaboration Patent Rights for a notified invention, a priority patent application shall be filed at the European Patent Office, unless the Parties agree on a different patent office. Unless the Parties agree on a different patent strategy, in due time prior to the expiration of the priority year, a PCT-filing at the European Patent Office shall be made in the name of all relevant Parties designating all PCT member states using the priority of the priority European patent application, and the Parties shall further discuss in good faith on the patent strategy and subsequent patent applications arising from the PCT-filing. In light of BiondVax’s Option and of BiondVax’s payment of respective patent costs, BiondVax is entitled to request that applications for Collaboration Patent Rights are filed in specific jurisdictions.

8.4.2	Patent Drafting, Filing, Prosecution and Defense. BiondVax shall be primarily responsible, in close coordination with the Party/Parties owning the underlying invention, to prepare and draft patent applications for inventions within the Collaboration Patent Rights. Such applications for Collaboration Patent Rights will be filed and prosecuted, and granted Collaboration Patent Rights will be maintained and defended, through an external reputable patent attorney firm who will be mutually agreed upon by BiondVax and the Party/Parties owning the underlying invention, and will be retained and paid solely by BiondVax. To the extent Joint Collaboration Patent Rights are mutually qualified as Target-specific Nanobody Technology, if the Parties cannot agree in good faith discussions on such external reputable patent attorney firm within a reasonable time, BiondVax shall choose and retain the external reputable patent law firm in its reasonable discretion. In all other cases of Collaboration Patent Rights, MPG and UMG shall not unreasonably withhold their timely consent to a reasonable proposal of BiondVax after its discussion in good faith, if such proposal by BiondVax is reasonable in order to preserve MPG’s and UMG’s interests, and BiondVax’s commercial interests in the envisaged product development and commercialization under the license agreement to be concluded after BiondVax has exercised the Option. BiondVax shall procure that such external patent attorney firm provides the other Party/Parties in due time with copies of all material correspondence with the patent offices in relation with the preparation, filing, prosecution, maintenance and defense of any Collaboration Patent Right. BiondVax shall bear all costs arising from the preparing, drafting, filing, prosecution, maintenance and defense of any Collaboration Patent Right, regardless of whether such Collaboration Patent Rights comprise Sole MPG/UMG Collaboration Patent Rights or Joint Collaboration Patent Rights or Sole BiondVax Collaboration Patent Rights. In the event that any Collaboration Patent Right would cover or would disclose any Collaboration Know-how or Know-how within the Background Technology or Know-how within the Sideground Technology, prior written approval of the Party Controlling such Collaboration Know-how or Know-how within the Background Technology or Know-how within the Sideground Technology is required for filing such Collaboration Patent Right, such approval not to be unreasonably withheld by the respective Party.

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8.4.3	Cooperation. MPG and UMG on the one side, and BiondVax on the other side, will consult and cooperate with each other in the process of the preparation, drafting, prosecution, maintenance and defending of Collaboration Patent Rights, including without limitation, through the following:

(d)	Providing to the other Party a Complete Invention Disclosure without undue delay after it has received an appropriate invention disclosure from its inventors;

(e)	Claiming or undertaking within the timelines any act required under applicable laws which is necessary to acquire complete right and interest in any invention, and executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of the Collaboration Patent Rights, and to enable the filing and prosecution of applications for Collaboration Patent Rights in any country;

(f)	Providing copies of any applications and papers filed in connection with any Collaboration Patent Right;

(g)	Promptly informing each other of any matters coming to their attention that may adversely affect the preparation, filing, prosecution or maintenance of any Collaboration Patent Right, including office actions which seem to make a grant of the claims covering other Party’s interests unlikely;

(h)	Providing any and all information to aid the drafting of Collaboration Patent Right applications, the prosecution of such Collaboration Patent Right applications to patent grant and the defense of granted Collaboration Patent Rights;

(i)	Completion, as necessary, of the inventorship documentation;

(j)	Discussing and cooperating, as far as possible, on the obtaining of patent term extensions in all possible jurisdictions;

(k)	Promptly informing the other Parties of any Third Party rights which may adversely affect the use of any Collaboration Patent Right.

8.4.4	Duty to Offer and Transfer Collaboration Patent Rights. In the event that during the Term either Party decides to not file, or to abandon, any Collaboration Patent Right owned or co-owned by such Party, this Party shall promptly inform the other Party/Parties in writing thereof, and shall, upon written request of such other Party/Parties to be delivered within sixty (60) days of receipt of such notice from such other Party/Parties, assign and transfer all of its rights and title in and to such Collaboration Patent Right) to the Party/Parties requesting the transfer. If BiondVax notifies MPG and UMG according to the foregoing sentence, BiondVax shall also transfer the prosecution to MPG and/or UMG, as applicable, if any of them requests the assignment of BiondVax’s ownership share in such Collaboration Patent Right, and upon such transfer, BiondVax’s obligation to bear the patent costs shall end. The assignor Party shall assist the assignee Party/Parties in the record of such assignment in the patent registers, including without limitation, shall execute all necessary documents to record the assignment at the patent offices. The assignor Party shall provide the assignee Party/Parties with all documents relating to the invention subject matter of the assigned Collaboration Patent Right, unless such assignee Party is not already in possession of such documents. The assignee Party/Parties shall bear all costs and expenses of the record of such assignment and shall solely bear all future patent costs becoming due and payable after such assignment.

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8.4.5	Enforcement of Collaboration Patent Rights. The Parties shall inform each other immediately and in reasonable detail about any infringement or reasonably expected infringement of a Collaboration Patent Right they become aware of. The Parties shall immediately consult and discuss in good faith the actions to be taken against the infringer. The Party/Parties solely owning the relevant infringed Collaboration Patent Right shall have the final say if an infringement action shall be initiated on its/their sole costs and expenses, while all monetary awards or settlement payments will be to the sole benefit of such Party/Parties; if MPG and/or UMG are the Party/Parties solely owning the relevant infringed Collaboration Patent Right and do not intend to initiate an infringement action, BiondVax may request to initiate such infringement action on its sole costs and expenses, subject to the approval of MPG and/or UMG (as applicable) which shall not be unreasonably withheld. In case of Joint Collaboration Patent Rights, the Parties shall discuss and agree in good faith on a joint strategy, the allocation of responsibilities, the bearing of costs, settlements, and the allocation and distribution of damages; after such agreement is reached, BiondVax may initiate an infringement action. In case of Joint Collaboration Patent Rights that are mutually qualified as Target-specific Nanobody Patent Rights, BiondVax shall have the final say if an infringement action shall be initiated on its sole costs and expenses.

8.5	Prevailing of Provisions of License Agreement. Provided that any item of Background Technology MPG/UMG, Sideground Technology MPG/UMG, Sole MPG/UMG Collaboration Technology or Joint Collaboration Technology fulfils the applicable criteria of Target-specific Nanobody Technology or Enabling Nanobody Technology according to the criteria set forth in the respective definition, and is licensed to BiondVax under a license agreement concluded after BiondVax has exercised the Option for the relevant Subproject in accordance with Section 9, the relevant provisions regarding use rights, patenting, filing, prosecution, maintenance, abandonment, defense and enforcement in the relevant license agreement shall solely and exclusively govern such licensed items of Background Technology MPG/UMG, Sideground Technology MPG/UMG, Sole MPG/UMG Collaboration Technology and Joint Collaboration Technology during the term of the relevant license agreement.

9. EXCLUSIVE OPTION FOR BIONDVAX

9.1	Option Grant. MPG and UMG hereby grant to BiondVax on a Subproject-by-Subproject basis the exclusive option to take a royalty-bearing, worldwide, sublicensable, transferable license, which shall be (i) exclusive under all right, title and share in the respective Target-specific Nanobody Technology Controlled by MPG and/or UMG at the time of option exercise, and (ii) non-exclusive, but exclusive with respect to the relevant Target pursued in the relevant Subproject, under all right, title and share in the respective Enabling Nanobody Technology Controlled by MPG and/or UMG at the time of option exercise (the “Option”).

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9.2	Option Exercise. BiondVax may, in its sole discretion, exercise the Option on a Subproject-by-Subproject basis for the relevant Background Technology MPG/UMG, the relevant Sideground Technology MPG/UMG, the relevant Sole MPG/UMG Collaboration Technology and the relevant Joint Collaboration Technology Controlled by MPG and/or UMG, each to the extent mutually qualified as Target-specific Nanobody Technology or Enabling Nanobody Technology at the time of Option exercise. BiondVax shall exercise the Option by written notice to MPG and UMG at any time during the conduct of a relevant Subproject until the expiry of the 6th (sixth) month following the completion of the relevant Subproject according to Section 2.5.1 (i.e. decision of the JSC that the Compound Acceptance Criteria for the relevant Subproject have been achieved; for clarity, BiondVax may exercise its Option for a Subproject prior to achieving the Compound Acceptance Criteria applicable for the relevant Subproject). In the case of termination of a Subproject according to Section 2.5.2.4, BiondVax shall remain entitled to exercise the Option within 6 (six) months of receipt by BiondVax of (i) the final version of the relevant Subproject Technology Compilation Document (including the “Tech File”) to be compiled together for such Subproject according to Section 2.10, (ii) the final report to be compiled together according to Section 4.5, and (iii) the information to be provided as deliverable according to the Project Plan (as might be amended for the relevant Subproject) to the extent generated and/or available at the time of expiry or termination of this RCA.

9.3	Consequences of Option Exercise. Upon exercise of the Option by BiondVax in accordance with Section 9.2, MPG and UMG on the one side, and BiondVax on the other side, shall conclude a license agreement with the content and format as the Sample License Agreement attached as Appendix 1.40 for (and only adapted to specifics of) the relevant Subproject within sixty (60) days starting from the receipt by MPG and UMG of the Option exercise notice. The Parties agree and acknowledge that, in accordance with the qualifications pursuant to Section 2.10, the relevant Background Technology MPG/UMG, the relevant Sideground Technology MPG/UMG, which has been introduced to the Collaboration Project in accordance with the provisions in Section 2.10.3, the relevant Sole MPG/UMG Collaboration Technology and the relevant Joint Collaboration Technology Controlled by MPG and/or UMG, each to the extent mutually qualified by the Parties in good faith as Target-specific Nanobody Technology or Enabling Nanobody Technology at the time of Option exercise for the relevant Subproject, shall be defined with more particularity in said license agreement based on the respective Subproject Technology Compilation Document compiled together for the relevant Subproject in accordance with Section 2.10. In order to enable the preparation of the execution version of said license agreement for the relevant Subproject, MPG and/or UMG shall provide BiondVax with draft schedules/appendixes to said license agreement for identification of the relevant licensed Target-specific Nanobody Technology or Enabling Nanobody Technology for the relevant Subproject within forty-five (45) days after receipt of the Option exercise notice. For the avoidance of doubt, the pre-agreed financial terms and conditions contained in the Sample License Agreement attached Appendix 1.40 shall apply to all Subprojects for which BiondVax exercises the Option in accordance with Section 9.2, and irrespective of the point in time BiondVax exercises the Option in accordance with Section 9.2. Notwithstanding the foregoing, in the event that BiondVax has exercised the Option for Sideground Technology MPG/UMG, which has been introduced to the Collaboration Project in accordance with the provisions in Section 2.10.3 and has, in accordance with Section 2.10.3, been mutually qualified as Enabling Nanobody Technology, any such Sideground Technology MPG/UMG may only be included as Enabling Nanobody Technology into the relevant license agreement subject to the financial terms pre-agreed by the Parties in good faith before introduction of such Sideground Technology MPG/UMG as set forth in Section 2.10.3.

If BiondVax has exercised its Option for a Subproject before the Compound Acceptance Criteria applicable for the relevant Subproject have been achieved, BiondVax is, during the Term of this RCA, entitled to request from MPG and/or UMG follow-up research activities with respect to generation, initial validation and characterization of Nanobodies against the relevant Target under this RCA, to the extent such research activities would be reasonably required to achieve the Compound Acceptance Criteria applicable for the relevant Subproject, considering the scientific and technical capabilities and resources of the Görlich Department and/or the Dobbelstein Department, without additional funding for such follow-up research activities. Upon such request of BiondVax, BiondVax is not entitled to request a refill for such Subproject, although it would formally be regarded as terminated.

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If BiondVax has exercised its Option for a Subproject after the Compound Acceptance Criteria have been achieved, BiondVax may request, in addition to the license agreement, the conclusion of an accompanying research collaboration agreement for specific follow-up research activities to be conducted by the Görlich Department and/or the Dobbelstein Department with respect to generation, initial validation and characterization of Nanobodies against the relevant Target. Such agreement should have, except for research funding amounts, UMG having and retaining its ownership position in any Intellectual Property Right generated in the course of such accompanying research collaboration, and other relevant topics to be reasonably discussed, substantially the terms and conditions as the Accompanying Research Collaboration Agreement (aRCA) concluded between the Parties with effective date December 21, 2021, which shall be adapted by the Parties in good faith to the specifics of the relevant Target, considering the scientific and technical capabilities and resources of the Görlich Department and/or the Dobbelstein Department, and MPG and UMG shall not unreasonably withhold its consent to such accompanying research collaboration agreement.

9.4	Consequences of Non-Exercise of the Option. In case the JSC decides to discontinue a Subproject in accordance with Section 2.5.2.1, or BiondVax does not exercise the Option for any Subproject in accordance with Section 9.2, MPG and UMG (i) shall be free to decide to further develop and commercialize the Collaboration Compounds as well as the Sole MPG/UMG Collaboration Technology and their share in Joint Collaboration Technology with respect to such Subproject and (ii) are entitled to request from BiondVax (aa) the assignment of its ownership share in any Target-specific Nanobody Technology within Sole BiondVax Collaboration Technology and Joint Collaboration Technology created in the relevant Subproject, and (bb) grant of a non-exclusive license, which shall be exclusive for the Target pursued in the relevant Subproject, under any item of Enabling Nanobody Technology within the Sole BiondVax Collaboration Technology and Joint Collaboration Technology created in the relevant Subproject, both in return for a fair and reasonable participation of BiondVax in any future licensing revenues received by MPG and/or UMG from the commercialization of the relevant Subproject.

10. REPRESENTATIONS AND WARRANTIES / LIABILITY

10.1	No Representation and Warranties.

10.1.1	OTHER THAN AS EXPRESSLY PROVIDED IN THIS RCA, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.

10.1.2	Specifically, and not to limit Section 10.1.1, neither Party makes any representations or warranties (i) that the intended goals or results of the Collaboration Project can be achieved, (ii) that Nanobodies against the Targets can be delivered or, if delivered, will meet certain criteria, (iii) regarding the merchantability or fitness for a particular purpose of the Collaboration Technology, (iv) regarding the patentability, scope, validity or enforceability of the Collaboration Patent Rights, (v) that products based on or using the Collaboration Technology can be developed or commercialized, (vi) that the use of the Background Technology, the Sideground Technology or the Collaboration Technology will not infringe any Intellectual Property Rights of any Third Party, and (vii) that the use of the Background Technology, the Sideground Technology or the Collaboration Technology will not cause any damages of any kind to a Party or to any Third Party.

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10.2	Limitation of Liabilities

10.2.1	Limited Liability. Each Party shall be solely responsible and liable for any loss incurred by, or damage or injury to any Third Party, resulting from the carrying out by it or on its behalf of the Collaboration Project, and/or from its use of the Background Technology or the Collaboration Technology under this RCA, unless any other Party has an indemnification obligation pursuant to Section 2.9 or applicable law. No Party shall have any liability towards any other Party in respect of infringement of any Intellectual Property Rights of any Third Party resulting from said other Party’s use of the Background Technology or the Collaboration Technology under this RCA. However, either Party shall promptly inform the other Parties if it becomes aware that use of any Background Technology or any Collaboration Technology would infringe any Intellectual Property Rights of any Third Party.

10.2.2	Exclusion. TO THE EXTENT LEGALLY PERMISSIBLE, IN NO EVENT SHALL EITHER PARTY (OR THEIR TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES) BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGES CONSISTING OF LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS), REGARDLESS OF WHETHER ANY OF THE AFOREMENTIONED PERSONS OR ENTITIES SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.2.3	Limitation. To the extent legally permissible, the aggregate liability for all claims of a Party against another Party arising out of or under this RCA shall not exceed EUR [***].

10.2.4	Unlimited Liability. The exclusions and limitations of Sections 10.2.1, 10.2.2 and 10.2.3 shall not apply:

(a)	to cases of mandatory statutory liability (e.g. under the Produkthaftungsgesetz);

(b)	to damages to the life or health of human beings;

(c)	to damages caused by gross negligence or willful intent of a Party or its Affiliates; and

(d)	to the indemnification obligations pursuant to Section 2.9 or applicable law.

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11. APPLICABLE LAW / DISPUTE RESOLUTION

11.1	Applicable Law / Dispute. This RCA, and any dispute, controversy or claim arising under, out of or relating to this RCA (and any subsequent amendments of this RCA), including, without limitation, its formation, validity, binding effect, interpretation, performance, breach, termination or enforcement, and any remedies relating thereto, as well as non-contractual claims (collectively, a “Dispute”) shall be governed by the laws of the Federal Republic of Germany, without regard to conflict of law principles, except that questions affecting the construction and effect of any Patent Rights shall be determined by the law of the country in which such Patent Right shall have been granted.

11.2	Dispute Resolution by Management. The Parties recognize that a Dispute may from time to time arise between the Parties during the Term. In the event of a Dispute, a Party, by written notice to the other Parties, may have such Dispute referred to the Parties’ respective officers or directors designated below or their successors, for attempted resolution by good faith negotiations within 60 (sixty) days after such notice is received. Said designated officers or directors are as follows:

For MPG:	Managing Director at MPI-MS
For UMG:	Head of Stabsstelle Recht
For BiondVax:	Chair of the Board of Directors

MI may, in its sole discretion, nominate 1 (one) person as observer to the resolution by good faith negotiations. Such observer shall receive the agenda and other material provided to the designated officers or directors, may attend meetings and speak, but have no right to vote or decide.

11.3	Mediation. In the event the designated officers or directors are not able to resolve such Dispute as set forth in Section 11.2 within 60 (sixty) days following the notice, then each Party may submit such Dispute to mediation in accordance with the Deutsche Institution für Schiedsgerichtsbarkeit (DIS) Mediation Rules. The number of mediators shall be 1 (one), appointed in accordance with such mediation rules, the place of mediation shall be Göttingen, Germany, and the language of the mediation shall be English.

11.4	Jurisdiction. If and to the extent the Dispute has not been settled pursuant to mediation as set forth in Section 11.3 within 60 (sixty) days following the commencement of the mediation, then each Party may initiate court proceedings; to the extent legally permissible, the district court of Göttingen, Germany (Landgericht Göttingen) shall have exclusive jurisdiction over such Dispute. To the extent the Dispute relates specifically to questions of technology, intellectual property and/or inventions/patents, the Parties will use reasonable efforts to have heard the case in the competent chamber for patent disputes (Patentstreitkammer) and to the extent Know-how and/or other trade secrets are concerned to exclude the public and/or have ordered secrecy measures.

12. TERM AND TERMINATION

12.1	Term. This RCA shall enter into force and effect on the Effective Date and, unless terminated earlier in accordance with its termination provisions, shall continue to be in full force and effect until the expiry of the 5th (fifth) year starting from the Commencement Date (the “Term”). The Parties may agree on a mutual prolongation of the Term for 2 (two) times 1 (one) year, it being understood that the annual funding amount to be provided by BiondVax for the research activities to be conducted by MPG/MPI-MS (Görlich Department) and UMG (Dobbelstein Department) for each prolongation year shall be [***] (or such other amount as agreed between the Parties in case of a refill or replacement of Targets in accordance with this RCA), increased by an amount equal to the inflation occurred between the Effective Date and the start of the relevant prolongation year according to official annual inflation rate documented and announced for Germany by the Statistisches Bundesamt plus VAT (if applicable). MPG and UMG shall not unreasonably withhold their consent to a prolongation of the Term requested by BiondVax in light of a refill or replacement of Targets in accordance with this RCA close to the end of the regular Term of this RCA.

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12.2	Termination for Failure of Collaboration Project. In case that after 3 (three) years from the Commencement Date, all Subprojects failed to generate a Collaboration Compound which meet the Compound Acceptance Criteria applicable for the relevant Subproject, and the Parties have not mutually agreed on refill Targets in accordance with Section 2.6, then MPG and UMG together on the one side, and BiondVax on the other side, are each entitled to terminate this RCA by 3 (three) months prior written notice to be sent within the 3 (three) months following the 3rd (third) anniversary of the Commencement Date.

12.3	Termination for Cause. Each Party may terminate this RCA for good cause, upon 30 (thirty) days prior written notice to the other Parties.

Such good cause shall be, but is not limited to,

(a)	if another Party is in breach of its material obligations under this RCA, and does not remedy such breach within 90 (ninety) days after having received notice from the Party requiring remedying such breach and complying with the obligations under this RCA. A breach of a material obligation includes, but is not limited to, the inability of a Party to carry out the work packages allocated to it under the Project Plans for all Subprojects. If a Party reasonably disputes the existence or materiality of a breach specified in a notice pursuant to this Section 12.3, and the breaching Party provides notice to the non-breaching Party of such dispute within the applicable 90 (ninety) days cure period, the non-breaching Party may not terminate this RCA unless and until the existence or materiality of such breach has been determined in accordance with Section 11, and the breaching Party fails to cure such determined breach within 90 (ninety) days following such determination. It is understood and agreed that during the pendency of such Dispute, all of the terms and conditions of this RCA shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder; or

(b)	if any approvals by competent authorities that are required by a Party to perform the Collaboration Project are finally and legally binding revoked or withdrawn.

12.4	Consequences of Termination and Expiration. In the event of termination or expiration of this RCA, the final report shall be provided at the latest within 60 (sixty) days after the termination or expiration of this RCA in accordance with Section 4.5 (which shall remain in force for this purpose). In the event of an early termination of this RCA (regardless of whether by MPG, UMG or by BiondVax) pursuant to Sections 12.2 or 12.3, upon the effective date of such termination, each Party may immediately cease to carry out its respective research work in the Collaboration Project without prejudice to any obligation regarding documentation and reporting accruing with respect to termination or expiry. In the case of early termination by BiondVax pursuant to Section 12.3(a), MPG shall pay-back to BiondVax the pro rata amount of the last annual tranche of the funding equivalent to the complete months remaining in the then running contract year, but only to the extent such pro rata amount has not been already used or undertaken as financial obligations specifically with respect to the performance of the Collaboration Project in the then running contract year, which cannot be cancelled prior to the date of receipt of the termination notice (e.g. labor costs for lab personnel that has been hired for the Term of this RCA, costs relating to lab or general infrastructure leased or acquired for the Term of this RCA). The expiration or termination of this RCA shall not release a Party from any liability or obligation that became due on or before the effective date of expiration or termination, nor shall it preclude a Party from pursuing all rights and remedies it may have under or arising out of this RCA with respect to any breach, nor shall it prejudice a Party’s right to obtain specific performance of any obligation and/or damages. Further, in the event of termination or expiration of this RCA, the last paragraph of Section 8.3.7 shall apply.

12.5	Survival. Termination or expiration of this RCA shall not affect the provisions of Sections 1, 2.5, 2.10, 4.5, 6, 7, 8, 9, 10, 11, 12.4, 12.5 and 13 and to the extent the aforementioned provisions refer to another provision of this RCA such referred provision shall continue in full force and apply in accordance with their terms.

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13. MISCELLANEOUS

13.1	Headings. All headings are for convenience only and shall not affect the meaning, and shall not be used in the interpretation, of any provision of this RCA.

13.2	Amendment and Waiver. This RCA may be amended, supplemented, or otherwise modified (including a waiver of performance of any obligation under this RCA) only by means of a written document signed by the Parties. Any waiver of any rights, or failure to act in a specific instance, shall relate only to such instance and shall not be construed as an agreement to waive any rights, or fail to act in any other instance, whether or not similar.

13.3	Assignment. This RCA is personal to the Parties, and neither this RCA, nor any rights and/or obligations under this RCA, may be assigned or otherwise transferred by a Party to a Third Party without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Affiliates are not considered Third Parties under this RCA.

13.4	Relationship of the Parties. It is expressly agreed that MPG, UMG and BiondVax will each be an independent contractor, and that the relationship among the Parties will not constitute a partnership (specifically, no Gesellschaft des bürgerlichen Rechts or similar), joint venture or agency. Notwithstanding any of the provisions of this RCA, neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Parties.

13.5	Severability. Should one or more of the provisions of this RCA be void, invalid or unenforceable under applicable law, the remaining provisions of this RCA will not cease to be effective. In case the void, invalid or unenforceable provision does not qualify as general term (Allgemeine Geschäftsbedingung) according to §§ 305 et seq. German Civil Code (Bürgerliches Gesetzbuch – BGB), the Parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision that reflects, to the extent possible, the original intent of the Parties.

13.6	Notices. All notices and other communications provided for under this RCA will be addressed to the Parties at the following addresses:

If to BiondVax:	Attn.: Chief Executive Officer
BiondVax Pharmaceuticals Ltd.
Jerusalem BioPark Building, 2nd Floor
Hadassah Ein Kerem Campus
Jerusalem, Israel
Email: [***]

With copy to
CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB
Attn.: Dr. Thomas Hirse
Kasernenstraße 43-45
40213 Düsseldorf
Germany
Email: [***]

If to MPG:	Attn: Prof. Dr. Dirk Görlich
Director
Max Planck Institute for Multidisciplinary Sciences
Am Faßberg 11, 37077 Göttingen, Germany
Email: [***]

If to UMG:	Attn.: Prof. Dr. Matthias Dobbelstein
Department Head
Universitätsmedizin Göttingen
Robert-Koch-Str. 40, 37075 Göttingen, Germany
Email: [***]

Either Party may by written notice specify or change an address to which notices and communications will thereafter be sent. Notices sent by e-mail, mail or overnight delivery will be effective on receipt, and notices given personally will be effective when handed-over.

[Remainder of this page intentionally left blank / signatures follow on next page]

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In witness whereof, the Parties have caused this RCA to be executed by their duly authorized representatives.

Max-Planck-Gesellschaft zur
Förderung der Wissenschaften e.V.

By:
Name:	Prof. Dr. Patrick Cramer
Title:	Managing Director at the Max Planck Institute
for Biophysical Chemistry

Date:

Georg-August-Universität Göttingen
Stiftung Öffentlichen Rechts
Universitätsmedizin Göttingen

Göttingen, Datum

Prof. Dr. Wolfgang Brück, Dekan der
Medizinischen Fakultät und Vorstand
für Forschung und Lehre

Jens Finke, Leiter Finanzen
Vorstand für
Wirtschaftsführung und Administration

ACKNOWLEDGED & AGREED by UMG Project Leader:

Regarding Section 7, signing this RCA renounces my right to remain silent about any of my employee´s inventions within the Collaboration Project according to § 42 Nr. 2 ArbNErfG towards UMG, MPG and BiondVax:

By:
Name:	Prof. Dr. Matthias Dobbelstein
Title:	Department Head

Date:

BiondVax Pharmaceuticals Ltd.

By:
Name:	Amir Reichman
Title:	Chief Executive Officer

Date:

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List of Appendices:

Appendix 0.7 (Target List)

Appendix 1.3 (Background Technology BiondVax)

Appendix 1.12 (Compound Acceptance Criteria)

Appendix 1.36 (Project Plan)

Appendix 1.40 (Sample License Agreement)

Appendix 2.10 (Sample Subproject Technology Compilation Document)

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Appendix 0.7

Target List

[***]

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Appendix 1.3

Background Technology BiondVax

[***]

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Appendix 1.12

Compound Acceptance Criteria

[***]

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Appendix 1.36

Project Plan
(general plan applicable to all Subprojects of the Target List)

In general, the works in the course of each Subproject conducted under the RCA will be as follows:

[***]

The Parties of the RCA may, on a per Subproject basis, mutually agree on further details of the Project Plan for the respective Subproject.

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Appendix 1.40

Sample License Agreement

(separate document)

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Appendix 2.10

Sample Subproject Technology Compilation Document
for Subproject [Name of pursued Target]

(to be filled by the Parties in accordance with Section 2.10 after the conclusion of the RCA) 2.10.22.10.3[***]

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